Exhibit 10.6
Execution Version
AMENDMENT NO. 1 TO CREDIT AND GUARANTEE AGREEMENT
THIS AMENDMENT NO. 1 (this “Agreement”), dated as of May 23, 2023, is entered into among REDDIT, INC., a Delaware corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.
RECITALS
WHEREAS, reference is hereby made to the Credit and Guarantee Agreement, dated as of October 8, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to giving effect to this Agreement, the “Existing Credit Agreement”), by and among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders and Issuing Banks party thereto from time to time;
WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Dollars (the “Affected Currency”) incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement;
WHEREAS, the Administrative Agent and the Borrower have elected to trigger an Early Opt-In Election with respect to the Affected Currency and pursuant to Section 3.08(a) of the Credit Agreement, the Administrative Agent and the Borrower have determined in accordance with the Credit Agreement that LIBOR for the Affected Currency should be replaced with the applicable Benchmark Replacement for all purposes under the Credit Agreement and any Loan Document and such changes shall become effective on the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders (such time, the “Objection Deadline”), written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders; and
WHEREAS, pursuant to Section 3.08(c) of the Credit Agreement, in connection with the foregoing, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are necessary or advisable and such changes hall become effective without any further consent of any other party to the Credit Agreement or any other Loan Document.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Amended Credit Agreement (as defined below). The rules of construction specified in Section 1.02 of the Amended Credit Agreement also apply to this Agreement, mutatis mutandis, as if fully set forth herein.
2.    Agreement.
(a)    The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto (the Existing Credit Agreement as amended hereby, the “Amended Credit Agreement”).

(b)    Exhibit A (Form of Committed Loan Notice) to the Existing Credit Agreement shall be amended and restated in the form of Exhibit B attached hereto.
3.    Payment of Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented fees, charges and disbursements of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent.
4.    Conditions Precedent. This Agreement shall become effective on the first Business Day following the date that the following conditions shall have been satisfied (such Business Day, the “Amendment Effective Date”):
(a)    the Administrative Agent (or its counsel) shall have received from the Borrower, either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement;
(b)    the Administrative Agent has not received, by the Objection Deadline, written notice of objection to such applicable Benchmark Replacement or the amendments to the Credit Agreement as provided herein from Lenders comprising the Required Lenders;
(c)    all of the representations and warranties of the Borrower set forth in the Loan Documents that are qualified by materiality shall be true and correct, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Amended Credit Agreement; and
(d)    at the time of and immediately after effectiveness of this Agreement, no Default or Event of Default shall have occurred and be continuing.
5.    Representations and Warranties. The Borrower represents and warrants to the Administrative Agent that, as of the date hereof:
(a)    this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;
(b)    the execution, delivery and performance by the Borrower of this Agreement, have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the terms of any of the Borrower’s Organization Documents or (b) any Law or any contractual restriction binding on or affecting it, except, in each case referred to in this clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;
2

(c)    all of the representations and warranties of the Borrower set forth in the Loan Documents that are qualified by materiality are true and correct, and such representations and warranties that are not qualified by materiality are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided that such materiality qualifier is not applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement are deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Amended Credit Agreement; and
(d)    at the time of and immediately after effectiveness of this Agreement, no Default or Event of Default shall have occurred and be continuing.
6.    Reaffirmation; Reference to and Effect on the Loan Documents.
(a)    From and after the Amendment Effective Date, each reference in the Amended Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement. This Agreement is a Loan Document.
(b)    The Loan Documents, and the obligations of the Borrower under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
(c)    The Borrower (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents, (iv) agrees that the Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (v) confirms its grant of security interests pursuant to the Collateral Documents to which it is a party as Collateral for the Obligations, and (vi) acknowledges that all Liens granted (or purported to be granted) pursuant to the Collateral Documents remain and continue in full force and effect in respect of, and to secure, the Obligations. The Borrower hereby reaffirms its obligations under Article X of the Amended Credit Agreement and agrees that its obligation to guarantee the Obligations is in full force and effect as of the date hereof.
(d)    The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(e)    In the event of any conflict between the terms of this Agreement and the terms of the Amended Credit Agreement or the other Loan Documents, the terms hereof shall control.
7.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.
3

(b)    EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 11.14 (GOVERNING LAW; JURISDICTION; ETC.) and 11.15 (WAIVER OF JURY TRIAL) OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.
8.    Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower and the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
9.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
10.    Notices. All notices hereunder shall be given in accordance with the provisions of Section 11.02 of the Amended Credit Agreement.
[remainder of page intentionally left blank]
4

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER	REDDIT, INC.

	By:	/s/ Andrew Vollero
Name: Andrew Vollero
Title: Chief Financial Officer
[Signature Page to Amendment No. 1]

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

	by	/s/ Bruce S. Borden

Bruce S. Borden
Executive Director
[Signature Page to Amendment No. 1]

Exhibit A
Amended Credit Agreement
(Attached hereto)

~~Execution Version~~Exhibit A
Conformed Copy through First Amendment, dated as of May 23, 2023

$750,000,000
CREDIT AND GUARANTEE AGREEMENT
Dated as of October 8, 2021
among
REDDIT, INC.,
as the Borrower,
The Guarantors Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and an Issuing Bank,
The Other Lenders and Issuing Banks Party Hereto,
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., GOLDMAN SACHS BANK USA
and MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners
CITIBANK, N.A.
as Documentation Agent

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~47~~45
1.03	Accounting Terms	~~47~~46
1.04	Rounding	~~48~~47
1.05	Times of Day	~~48~~47
1.06	Letter of Credit Amounts	~~48~~47
1.07	Interest Rates	~~48~~47
1.08	Exchange Rates; Currency Equivalents	~~50~~48
1.09	Additional Foreign Currencies	~~50~~48
1.10	Change of Currency	~~51~~49
1.11	Basket Amounts and Application of Multiple Relevant Provisions	~~51~~49

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans	~~51~~50
2.02	Borrowings, Conversions and Continuations of Committed Loans	~~52~~50
2.03	Prepayments	~~54~~52
2.04	Termination or Reduction of Commitments	~~54~~53
2.05	Repayment of Loans	~~55~~53
2.06	Interest	~~55~~53
2.07	Fees	~~55~~54
2.08	Computation of Interest and Fees	~~56~~55
2.09	Evidence of Debt	~~57~~55
2.10	Payments Generally; Administrative Agent’s Clawback	~~57~~56
2.11	Sharing of Payments by Lenders	~~59~~58
2.12	Extension of Maturity Date	~~60~~58
2.13	Increase in Commitments	~~61~~60
2.14	Letters of Credit	~~63~~61
2.15	Defaulting Lenders	~~67~~66
2.16	Determination of Dollar Equivalents	~~69~~68
2.17	Judgment Currency	~~70~~68

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	~~70~~68
3.02	Illegality	~~73~~71
3.03	Inability to Determine Rates	~~74~~72
3.04	Increased Costs; Reserves on Term Benchmark Loans	~~75~~73
3.05	Compensation for Losses	~~76~~74
3.06	Mitigation Obligations; Replacement of Lenders	~~77~~75
3.07	Survival	~~77~~75
3.08	LIBOR Successor	~~77~~75
-i-

Page

3.09	Issuing Banks	~~80~~77

ARTICLE IV
CONDITIONS PRECEDENT

4.01	Conditions of Closing	~~80~~78
4.02	Conditions to all Borrowings	~~81~~79

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	~~82~~80
5.02	Authorization; No Contravention	~~82~~80
5.03	Governmental Authorization; Other Consents	~~83~~80
5.04	Binding Effect	~~83~~80
5.05	Financial Statements; No Material Adverse Effect	~~83~~81
5.06	Ownership of Property	~~83~~81
5.07	Taxes	~~83~~81
5.08	ERISA Compliance; Foreign Plans	~~84~~81
5.09	Margin Regulations; Investment Company Act	~~84~~81
5.10	Disclosure	~~84~~82
5.11	Intellectual Property; Licenses, Etc.	~~84~~82
5.12	Anti-Corruption Laws and Sanctions	~~85~~82
5.13	Solvency	~~85~~82
5.14	Equity Interests and Ownership	~~85~~82
5.15	Real Estate Assets	~~85~~83
5.16	Collateral	~~85~~83
5.17	Litigation and Environmental Matters.	~~85~~83
5.18	Compliance with Laws and Agreements.	~~86~~83
5.19	Affected Financial Institutions.	~~86~~83

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	~~86~~84
6.02	Certificates; Other Information	~~87~~84
6.03	Notices	~~88~~85
6.04	Payment of Taxes	~~89~~86
6.05	Preservation of Existence, Etc.	~~89~~86
6.06	Maintenance of Properties	~~89~~86
6.07	Maintenance of Insurance	~~89~~86
6.08	Compliance with Laws	~~90~~87
6.09	Books and Records	~~90~~87
6.10	Use of Proceeds	~~90~~87
6.11	[Reserved]	~~90~~87
6.12	Additional Guarantors	~~91~~88
6.13	Designation of Subsidiaries	~~91~~88
6.14	Material Real Estate	~~92~~89
6.15	Further Assurances	~~93~~90
6.16	Certain Post-Closing Obligations	~~93~~90
6.17	ERISA	~~93~~90
-ii-

Page

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	~~94~~91
7.02	Fundamental Changes	~~98~~94
7.03	Use of Proceeds	~~98~~95
7.04	Restricted Payments	~~99~~95
7.05	Indebtedness	1~~00~~97
7.06	Affiliate Transactions	~~103~~100
7.07	Burdensome Agreements	1~~04~~100
7.08	Financial Covenant	~~104~~101
7.09	Investments	~~104~~101
7.10	Change Line of Business	~~106~~102
7.11	Change in Fiscal Year	~~106~~102

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	~~106~~103
8.02	Remedies Upon Event of Default	~~108~~105
8.03	Application of Funds	~~109~~105

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	~~110~~106
9.02	Rights as a Lender	~~111~~107
9.03	Exculpatory Provisions	~~111~~107
9.04	Reliance by Administrative Agent	~~112~~109
9.05	Delegation of Duties	~~112~~109
9.06	Resignation of Administrative Agent	~~113~~109
9.07	Non-Reliance on Administrative Agent and Other Lenders	~~114~~110
9.08	No Other Duties, Etc.	~~115~~112
9.09	Withholding Tax	~~116~~112
9.10	Administrative Agent May File Proofs of Claim	~~116~~112
9.11	Agent Discretion	~~116~~113

ARTICLE X
GUARANTY

10.01	Guarantee	~~118~~114
10.02	No Subrogation	~~119~~115
10.03	Amendments, etc. with respect to the Obligations	~~119~~115
10.04	Guarantee Absolute and Unconditional	~~119~~116
10.05	Reinstatement	~~120~~116
10.06	Payments	~~120~~116
10.07	Independent Obligations	~~120~~116
10.08	Customer Obligations	~~120~~117
ARTICLE XI
-iii-

Page

MISCELLANEOUS

11.01	Amendments, Etc.	~~120~~117
11.02	Notices; Effectiveness; Electronic Communication	~~122~~119
11.03	No Waiver; Cumulative Remedies	~~123~~120
11.04	Expenses; Indemnity; Limitation of Liability	~~123~~120
11.05	Payments Set Aside	1~~25~~122
11.06	Successors and Assigns	1~~26~~122
11.07	Treatment of Certain Information; Confidentiality	1~~30~~126
11.08	Right of Setoff	~~131~~128
11.09	Interest Rate Limitation	~~132~~128
11.10	Counterparts; Integration; Effectiveness; Electronic Execution	~~132~~128
11.11	Survival	~~133~~129
11.12	Severability	~~133~~130
11.13	Replacement of Lenders	~~134~~130
11.14	Governing Law; Jurisdiction; Etc.	~~134~~131
11.15	Waiver of Jury Trial	~~135~~131
11.16	No Advisory or Fiduciary Responsibility	~~135~~132
11.17	USA PATRIOT Act Notice	~~136~~132
11.18	Release of Liens and Guarantees	~~136~~132
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~137~~133
11.20	Acknowledgement Regarding Any Supported QFCs	~~138~~134
11.21	Certain ERISA Matters	~~138~~135
-iv-

SCHEDULES
2.01    Commitments and Applicable Percentages
6.12    Guarantors
6.16    Certain Post-Closing Obligations
11.02    Administrative Agent’s Office; Certain Address for Notices
EXHIBITS
Form of
A    Committed Loan Notice
B    Note
C    Compliance Certificate
D    Assignment and Assumption
E    U.S. Tax Compliance Certificate
F    Form of Collateral Agreement
G    [Reserved]
H    Form of Counterpart Agreement
-i-

CREDIT AND GUARANTEE AGREEMENT
This CREDIT AND GUARANTEE AGREEMENT (this “Agreement”) is entered into as of October 8, 2021, among REDDIT, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated~~ Rate)Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.08), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“ABR Loan” means a Loan that bears interest based on the ABR.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower).
“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Borrower has actual knowledge of such information or event.
“Additional Commitment Lender” has the meaning specified in Section 2.12(d).
“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the CDOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Daily Simple SONIA” means, (i) with respect to any SONIA Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple SONIA for Sterling, plus (b) 0.0326%.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted ~~LIBO~~Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars for any Interest Period, an interest rate per annum equal to (a) the ~~LIBO~~Term SOFR Rate for such Interest Period ~~mu~~l~~t~~i~~p~~li~~ed by~~, plus (b) the ~~Statutory Reserve Rate~~Term SOFR Adjustment; provided that if the Adjusted ~~LIBO~~Term SOFR Rate ~~for any Interest Period shall not~~as so determined would be less than ~~0.00% per annum~~the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. It is understood that, without limiting the other provisions of this Agreement, the Administrative Agent may utilize the services of its Affiliates in connection with administrative matters related to Agreed Currencies.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” has the meaning specified in Section 11.06(b)(v).
“Agent Parties” has the meaning specified in Section 9.12(b).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreed Currencies” means (a) U.S. Dollars, (b) Euros, (c) ~~Pounds~~ Sterling, (d) Australian Dollars and (e) Canadian Dollars.
“Agreement” means this Credit Agreement.
~~“Alternative Currency Sublimit” means the Dollar Equivalent of $100,000,000.~~
“Alternative Currencies” means (a) Euros, (b) ~~Pounds~~ Sterling, (c) Australian Dollars and (d) Canadian Dollars.
“Alternative Currency Sublimit” means the Dollar Equivalent of $100,000,000.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957), the Laws administered by OFAC, and all Laws comprising or implementing these Laws.
“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, with respect to (i) any Committed Loan, the applicable rate per annum set forth below under the caption “ABR Spread or Canadian Prime Rate Spread”, “Term Benchmark Spread”, or “SONIA Loan Spread” as the case may be and (ii) with respect to the Commitment Fees payable hereunder, the rate per annum set forth below under the caption “Commitment Fee”:

ABR Spread or Canadian Prime Spread	Term Benchmark Spread	SONIA Loan Spread	Commitment Fee
0.25%	1.25%	1.25%	0.15%
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Borrower, in the case that the Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income (loss), stockholders’ equity (deficit) and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“AUD Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period for which that AUD Screen Rate is available that is shorter than the Impacted AUD Interest Period and (b) the AUD Screen Rate for the shortest period for which that AUD Screen Rate is available that exceeds the Impacted AUD Interest Period, in each case, at such time. If at any time the AUD Interpolated Rate is less than zero, the AUD Interpolated Rate shall be deemed to be zero for purposes of this Agreement.
“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 A.M., Sydney, Australia time, two Business Days prior to the beginning of such Interest Period; provided, that, if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Interest Period”), then the AUD Rate shall be the AUD Interpolated Rate.
“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Australian Dollars” means lawful money of the Commonwealth of Australia.
“Availability Period” means the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.
“Available Increase Amount” has the meaning specified in Section 2.13(a).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and, for the avoidance of doubt, not including any tenor for such Benchmark that is ~~then removed~~then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.08.
~~“Availability Period” means the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.~~
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act, 31 U.S.C. §§ 5311-5330.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Plan” has the meaning specified in Section 11.06(h)(iii).
“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by a Lender’s primary U.S. bank regulatory authority.
“Benchmark” means, initially, with respect to any (i) SONIA Loan, the applicable Relevant Rate for Sterling or (ii) Term Benchmark Loan, the Relevant Rate for U.S. Dollars or such applicable Alternative Currency; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for U.S. Dollars or such Alternative Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, in consultation with the Borrower, for the applicable Benchmark Replacement Date; provided that, in the case of any Committed Loan denominated in an Alternative Currency ~~or in the case of an Other Benchmark Rate Election~~, “Benchmark Replacement” shall mean the alternative set forth in (~~3~~2) below:
(1)    in the case of any Committed Loan denominated in U.S. Dollars, the sum of~~:~~ (a) ~~Term~~Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
~~(2)    in the case of any Committed Loan denominated in U.S. Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;~~
(~~3~~2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time in the United States and (b) the rel~~ev~~a~~n~~ted Benchmark Replacement Adjustment;
~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other U.S. Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clause~~s~~ (1~~) and (2~~) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (~~3~~2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in U.S. Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “SONIA Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;.
~~(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.08(b); or~~
~~(4)    in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.~~
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available

Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark~~,~~ , an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Sections 3.03 and 3.08 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and 3.08.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” has the meaning specified in Section 11.20(b).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” means materials and/or information made available to the Lenders by the Administrative Agent or provided by or on behalf of the Borrower under this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City~~, or~~; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to ~~the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for~~Committed Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities ~~b~~Business ~~in London~~Day, (b) in relation to Committed Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Committed Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY, any day (other than a Saturday or a Sunday) on which banks are open for business in Australia, (d) in relation to Committed Loans denominated in Canadian Dollars and in relation to the calculation or computation of CDOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada and (e) in relation to SONIA Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SONIA Loan, or any other dealings in Sterling, any such day that is only a SONIA Business Day.
“Canadian Dollar” mean lawful money of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.
“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing” means a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Cash Management Services” has the meaning assigned to such term in the definition of the term “Secured Cash Management Obligations.”

“CDOR Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period for which the CDOR Screen Rate is available that is shorter than the Impacted CDOR Interest Period and (b) the CDOR Screen Rate for the shortest period for which the CDOR Screen Rate is available that exceeds the Impacted CDOR Interest Period, in each case, at such time. If at any time the CDOR Interpolated Rate is less than zero, the CDOR Interpolated Rate shall be deemed to be zero for purposes of this Agreement.
“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 11:00 A.M., Toronto, Ontario time, two Business Days prior to the beginning of such Interest Period; provided, that, if the CDOR Screen Rate shall not be available at such time for such Interest Period (a “Impacted CDOR Interest Period”) with respect to Canadian Dollars, then the CDOR Rate for Canadian Dollars shall be the CDOR Interpolated Rate at such time.
“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Central Bank Rate” means (A) the greater of (i) for any Committed Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, and (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Committed Loan denominated in (a) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple SONIA for the five most recent SONIA Business Days preceding such day for which Adjusted Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest Adjusted Daily Simple SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last SONIA Business Day in such period, (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (c) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate ~~and the TIBOR Rate~~ on any day shall be based on the EURIBOR Screen Rate ~~or the TIBOR Screen Rate, as applicable,~~ on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.
“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Issuing Bank or Lender, such later date on which such Issuing Bank or Lender becomes a party to this Agreement~~)~~, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.04.
“Change of Control” means any of the following:
(i)    at any time prior to the consummation of an IPO, the failure by the Permitted Holders to beneficially own at least 50.1% of the aggregate voting interests in the Equity Interests of the Borrower on a fully diluted basis; or
(ii)    at any time after the consummation of an IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) other than the Permitted Holders (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interests in the Equity Interests of the Relevant Public Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Relevant Public Company.
For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, directly or indirectly, owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such

Person or “group” (other than Permitted Holders specified in clause (1) of the definition thereof) for purposes of determining whether this definition is triggered.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations, but excluding any Excluded Assets.
“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit F.
“Collateral Documents” means the Collateral Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf or at the request of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Secured Obligations.
“Collateral Period” means the period commencing on the Closing Date and ending on the date on which the Collateral Release Event occurs.
“Collateral Release Event” means the first date, if any, that occurs after Closing Date, on which the following conditions are satisfied: (a) no Default or Event of Default shall exist and be continuing, (b) the Ratings Condition shall have been satisfied and (c) the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower confirming the satisfaction of the foregoing conditions and requesting that the Administrative Agent release all Liens.
“Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof. The aggregate amount of the Commitments on the Closing Date is $750,000,000.
“Commitment Fee” has the meaning specified in Section 2.07(a).
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Computation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:
(a) provision for income taxes,
(b) interest expense and other income (expense),
(c) depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions) for such period,
(d) stock-based compensation expense,
(e) restructuring charges,
(f) payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards in such period,
(g) impairment of goodwill or other assets in such period,
(h) unusual or non-recurring charges or losses,
(i) any GAAP transaction expenses related to Acquisitions and other investments, Dispositions, the incurrence of any Indebtedness permitted pursuant to clause 7.05 and the transfer of Intellectual Property to any Restricted Subsidiary, in each case, whether or not consummated,
(j) (x) unrealized net losses on obligations under any Swap Contract or other derivative instruments and from the revaluation of foreign currency denominated assets or liabilities, (y) bank and letter of credit fees and other financing fees and (z) costs of equity or debt offerings, including surety bonds, in connection with financing activities,
(k) any other non-cash expenses, non-cash losses and non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), but excluding amortization of a prepaid cash item that was paid in a prior period,
(l) “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, Acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower, in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Borrower and as certified to by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower in a certificate delivered to the Administrative Agent), within 24 months after a merger or other business combination, Acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that the aggregate amount added pursuant to this clause (l) together with any cost savings included pursuant to the definition of Pro Forma Adjustment for such period, collectively, shall not exceed 15.0% of Consolidated EBITDA for such period (calculated prior to giving effect to the addition of all such amounts),
(m) any net loss for such period from disposed, abandoned or discontinued operations,
(n) net changes to the reserves for goods and services tax, value add taxes, lodging taxes or similar taxes for which management believes it is probable that the Borrower may be held jointly liable with hosts for collecting and remitting such taxes, and other similar taxes and
(o) any GAAP expenses incurred associated with an initial public offering or other offering of Equity Interests, including related payroll taxes (regardless of whether or not a registration statement is declared effective)
and minus the following to the extent included in calculating such Consolidated Net Income: (w) extraordinary gains, (x) interest income, (y) any reversals of non-cash exit and disposal costs during such period and any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period and (z) any net income for such period from disposed, abandoned or discontinued operations.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such Acquisition or conversion) and (B) for the purposes of calculating the Senior Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such Acquisition) as specified in a certificate executed by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to Disposition).
“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Foreign Corporation” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.
“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.
~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~
“Convertible Notes” mean Indebtedness (including debt securities) of the Borrower, (a) the terms of which provide for conversion and/or exchange into shares of common stock of the Borrower, cash by reference to the price of the Borrower’s common stock or a combination thereof, (b) that matures after, and does not provide for scheduled cash payments of principal or mandatory redemption in cash (other than cash payments for fractional shares and as a result of a fundamental change) prior to the 91st day following the Maturity Date and (c) has no obligors other than the Borrower.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a joinder to this Agreement substantially in the form of Exhibit H.
“Covered Entity” has the meaning specified in Section 11.20(b).
“Covered Party” has the meaning specified in Section 11.20(a).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
“Credit Party” means the Administrative Agent or any Issuing Bank (and, for purposes of Section 2.17, each Lender).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Simple SONIA” means, for any day (~~an~~a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0%. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Default Right” has the meaning specified in Section 11.20(b).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to such Credit Party and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended or supplemented from time to time to the extent expressly required by the terms of this Agreement, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.
~~“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property, right or asset by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.~~
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property, right or asset by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lenders” means (a) those Persons identified by the Borrower to the Arrangers in writing prior to the Closing Date, (b) those Persons who are competitors of the Borrower and its Subsidiaries identified by the Borrower to the Administrative Agent (or, if prior to the Closing Date, to the Arrangers) from time to time in writing (including by email) and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by the Borrower to ### from time to time (which designation shall become effective two (2) days after delivery of each such written designation to ###, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loan) or (ii) reasonably identifiable as Affiliates on the basis of such Affiliate’s name (other than Affiliates that are bona fide diversified debt investment funds or banks or financial institutions or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets in the loan market); provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be sent by the Borrower to ### Agent in writing (including by email) and such supplement shall take effect two (2) days after such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that is already a Lender).
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 11.06(h)(iv).
~~“Early Opt-in Election” means, if the then current Benchmark with respect to U.S. Dollar is the LIBO Rate, the occurrence of:~~
~~(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Engagement Letter” means the Engagement Letter, dated as of September 22, 2021, between the Borrower and JPMorgan.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,

(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights, restricted stock units, options or other instruments to purchase any of the foregoing; provided that Equity Interests shall not include any Convertible Notes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party is (i) treated as a “single employer” within the meaning of Sections 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Sections 412 and 430 of the Code) or (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (g) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period for which the EURIBOR Screen Rate is available that is shorter than the Impacted EURIBOR Rate Interest

Period; and (b) the EURIBOR Screen Rate for the shortest period for which the EURIBOR Screen Rate is available that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Euro” means the single currency of the participating member states of the European Union.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means:
(i)    any Real Estate Asset that (a) is a leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, bailee waivers, estoppels or collateral access letters), or (b) is not a Material Real Estate;
(ii)    except to the extent a security interest therein can be perfected by filing of a UCC financing statement, assets located outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction (it being understood that no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required);
(iii)    property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition;
(iv)    assets of and Equity Interests in any Person (other than a wholly owned Subsidiary) that is not a Loan Party to the extent a security interest is not permitted to be granted by the terms of such Person’s Organization Documents, joint venture documents, partnership documents or other equity documents;
(v)    leases, licenses, permits or agreements (including with respect to any Purchase Money Indebtedness) to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (a) is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition or (b) would violate or invalidate such lease, license, permit or agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower and its Subsidiaries) (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws), in each case, other than the proceeds thereof;
(vi)    governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental license), or otherwise require governmental consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law);
(vii)    Margin Stock;
(viii)    Equity Interests of all Controlled Foreign Corporations of a Grantor in excess of 65% of the voting Equity Interests of such Controlled Foreign Corporations;
(ix)    Equity Interests of any Foreign Subsidiary Holding Company in excess of 65% of the voting Equity Interests of such Foreign Subsidiary Holding Company;
(x)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance of such filing by the United States Patent and Trademark Office, solely to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral);
(xi)    motor vehicles, airplanes, vessels and other assets subject to certificate of title;
(xii)    payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts, in each case of the foregoing, in respect of arrangements with non-affiliated third parties, worker’s compensation, customs accounts, customer cash accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as is required by Law and, cash collateral accounts subject to Liens permitted under the Credit Agreement; in each case of this clause (xii), other than proceeds that are held in such accounts that would otherwise constitute Collateral;
(xiii)    particular assets if, and for so long as, in each case, reasonably agreed by the Administrative Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lenders therefrom;
(xiv)    assets for which the grant of a security interest therein would result in material adverse tax or regulatory costs or consequences as reasonably determined by the Borrower and the Administrative Agent;
(xv)    commercial tort claims where the amount of damages claimed is not in excess of $25,000,000;
(xvi)    letter of credit rights, except to the extent constituting supporting obligations;
(xvii)    any asset of any Foreign Subsidiary that is a Controlled Foreign Corporation or any Foreign Subsidiary Holding Company;
(xviii)    cash held on behalf of customers by the Borrower or any Subsidiary of the Borrower and cash constituting minimum regulatory cash or capital requirements; and
(xix)    Equity Interests of any Excluded Subsidiary (other than Subsidiaries described in clauses (i), (iii) or (vi) of the definition thereof that are wholly-owned and are not otherwise Subsidiaries described in clause (ii), (iv), (v), (viii) or (xiii) of the definition of “Excluded Subsidiary”, but subject to the other limitations in this definition, including, without limitation, in clauses (viii) and (ix) of this definition).
Notwithstanding the foregoing, (i) “Excluded Assets” shall not include proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements would independently constitute Excluded Assets and (ii) no assets shall constitute Excluded Assets if such assets constitute collateral for any Material Indebtedness.
“Excluded Earnout” means any contingent obligations of the Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if (a) such additional consideration is payable (i) in capital stock or other Equity Interests, (ii) in cash or (iii) any combination of the foregoing and (b) such obligation is contingent upon, or varies in amount based upon, the performance of the Person or of the assets so acquired, continued employment of any individual(s) or one or more financial, business, performance or other customary criteria.
“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrower or a Guarantor, (ii) any Subsidiary that is prohibited or restricted by applicable Law or by contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of Acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would (1) require governmental (including regulatory) consent, approval, license or authorization or (2) that could result in material adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by the Borrower and the Administrative

Agent, (iii) any Foreign Subsidiary Holding Company, (iv) any captive insurance company, license insurance company, insurance agency(ies), risk purchase group or any insurance company that is a Subsidiary of the Borrower, (v) any Immaterial Subsidiary, (vi) any direct or indirect Foreign Subsidiary of the Borrower that is a Controlled Foreign Corporation, (vii) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a Controlled Foreign Corporation, (viii) any not-for-profit Subsidiaries, (ix) any special purpose entity or special purpose securitization vehicle (or similar entity), (x) any joint venture or (xi) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Notwithstanding anything set forth herein, no Subsidiary providing any guarantee or that is a borrower in respect of any Material Indebtedness shall constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Contract if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document: (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of (i) such recipient being organized under the laws of or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in such jurisdiction (or any political subdivision thereof), or (ii) any other present or former connection between such recipient and such jurisdiction (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) any branch profits Taxes under Section 884(a) of the Code, or any similar tax, imposed on such recipient by any jurisdiction described in clause (a) above; (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (other than pursuant to an assignment request by any Loan Party under Section 11.13) or designates a new Lending Office, except to the extent that such Lender’s assignor was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the designation of a new Lending Office, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (d) any Taxes attributable to such recipient~~'~~’s failure to comply with Section 3.01(f); and (e) any withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means each of the letters of credit listed on Schedule 1.01 to the Disclosure Letter.
“Existing Maturity Date” has the meaning specified in Section 2.12(a).
“Extending Lender” has the meaning specified in Section 2.12(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the NFIP.
“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person; provided, that “Finance Lease” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on December 31, 2015.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Amendment” means that certain First Amendment, dated as of May 23, 2023, among the Borrower and the Administrative Agent.
“First Amendment Effective Date” has the meaning assigned thereto in the First Amendment.
“Fitch” means Fitch Ratings, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Flood Notice” has the meaning assigned thereto in Section 6.14(a)(v).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~LIBO~~Adjusted Term SOFR, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted CDOR Rate, CDOR Rate, Adjusted AUD Rate, AUD Rate or Adjusted Daily Simple SONIA, as applicable. For the avoidance of doubt the initial Floor for each of ~~LIBO~~Adjusted Term

SOFR, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted CDOR Rate, CDOR Rate, Adjusted AUD Rate, AUD Rate or Adjusted Daily Simple SONIA shall be zero.
“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or any Subsidiary.
“Foreign Currencies” means Agreed Currencies other than U.S. Dollars and any other currency requested by the Borrower and approved in accordance with Section 1.09.
“Foreign Currency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by it, in the case of the Administrative Agent by notice to the Borrower and each Lender.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or any Subsidiary.
“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any provisions of applicable law and regulations or with the terms of such Foreign Benefit Arrangement or Foreign Plan.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Controlled Foreign Corporations.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the total LC Exposure at such time other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” as defined in the Collateral Agreement.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Responsible Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) each Subsidiary of the Borrower that is a signatory hereto and each other Subsidiary of the Borrower that executes a Counterpart Agreement until such Subsidiary is released in accordance with Section 11.18(a) and (b) the Borrower, solely with respect to Secured Swap Obligations (other than with respect to Secured Swap Obligations where the Borrower is the direct obligor). Each Guarantor as of the Closing Date (other than the Borrower) is listed on Schedule 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that has been designated by the Borrower by written notice to the Administrative Agent as an “Immaterial Subsidiary” from time to time and (a) whose total assets as of the most recent available quarterly or year-end financial statements do not exceed 5.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date or (b) whose revenues for the most recently ended four quarter period for which financial statements are available do not exceed 5.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) the total assets of all such Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 15.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date and (ii) the revenues of all such Subsidiaries for the most recently ended four-quarter period for which financial statements are available shall not exceed 15.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of the Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the Acquisition of such Person or such Person’s assets. The Borrower may change the designation of any Subsidiary as an Immaterial Subsidiary by providing written notice to the Administrative Agent; provided that any Subsidiary of the Borrower formed or acquired after the Closing Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” unless the Borrower otherwise notifies the Administrative Agent in writing.
“Impacted AUD Interest Period” has the meaning assigned to such term in the definition of “AUD Rate.”
“Impacted CDOR Interest Period” has the meaning assigned to such term in the definition of “CDOR Rate.”
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
~~“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”~~
“Increase” has the meaning specified in Section 2.13(a).
“Increase Effective Date” has the meaning specified in Section 2.13(d).
“Incremental Amount” means, as of any date of determination, the sum of the aggregate principal amount of (a) any Increases incurred at or prior to such date and (b) Incremental Equivalent Debt incurred at or prior to such date.
“Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower in the form of one or more series of subordinated loans or notes or senior secured or junior lien or unsecured loans or notes (in each case in respect of the issuance of notes, issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing (and any registered equivalent notes issued in exchange therefor)), or secured or unsecured mezzanine Indebtedness; provided that any Incremental Equivalent Debt shall (a) if subordinated, be expressly subordinated in right of payment to the Obligations pursuant to a written agreement, (b) subject to the Inside Maturity Basket, have a final maturity date no earlier than the date that is ninety-one (91) days following the Maturity Date, (c) subject to the Inside Maturity Basket, not have a weighted average life to maturity shorter than the Maturity Date, (d) not be guaranteed by any Person that is not a Loan Party, (d) if secured, (i) be subject to the relevant Intercreditor Agreement and (ii) not be secured by any property or assets other than Collateral, (e) shall not provide for any mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the Maturity Date, as determined at the time of issuance of incurrence of such Indebtedness (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale, debt incurrence, casualty or condemnation events or similar events) and (f) have terms and conditions consistent with the foregoing clauses (a) through (e), as applicable, and otherwise have terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions), taken as a whole, that are not materially more favorable to the lenders or investors providing such Indebtedness than those applicable to the Commitments and Committed Loans, taken as a whole, unless applicable solely to periods after the Maturity Date existing at the time of such incurrence or added for the benefit of the Commitments and Committed Loans.
“Indebtedness” means, as to any Person at a particular time, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Finance Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) any obligation owed for all or any part of the deferred purchase price of property or services, including earn-outs earned but past due (excluding trade or similar payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business and excluding Excluded Earnouts); (iv) the undrawn face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (v) Disqualified Equity Interests; (vi) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (vii) any obligation of such Person in respect of the Indebtedness described in clauses (i) through (vi) hereof the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the primary obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (viii) any liability of such Person for the Indebtedness of another in respect of the Indebtedness described in clauses (i) through (vi) hereof through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; (ix) net obligations of such Person under any Swap Contract; and (x) Indebtedness of the type referred to in clauses (i) through (ix) above secured by a Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, further that the following shall not constitute Indebtedness: (i) any right of use liabilities recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (ii) liabilities recorded under GAAP related to lease accounting (ASC 840) (other than in respect of Finance Leases), and (iii) any liabilities resulting from equity awards accounted for as a liability.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Inside Maturity Basket” has the meaning specified in Section 7.05.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents,

franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.
“Intellectual Property Security Agreement” has the meaning assigned to that term in the Collateral Agreement.
“Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to clauses (a) or (b), such agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days, or such shorter time as is acceptable to the Required Lenders, before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.
“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any SONIA Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or if there is no numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, and (e) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, (with respect to Canadian Dollar Loans only) two, three or (other than with respect to Canadian Dollars Loans) six or (if available from all Lenders under the relevant Ffacility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its Committed Loan Notice given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, (with respect to Canadian Dollar Loans only) two, three or (other than with respect to Canadian Dollar Loans) six or (with the consent of each affected Lender under the relevant Ffacility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three

Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such ~~i~~Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the scheduled Maturity Date or beyond the date final payment is due on the Loans shall end on the Maturity Date or such due date, as applicable; ~~and~~
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month~~.~~; and
(iv)    no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Committed Loan Notice.
“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person.
“IPO” means (i) the issuance by the Borrower or any parent thereof that holds 100% of the Equity Interests in the Borrower of its Securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or a direct listing of the Borrower’s Equity Interests in the United States on a national securities exchange or (ii) the merger by the Borrower, or any parent thereof that holds 100% of the Equity Interests in the Borrower, with, or the acquisition of all of the Equity Interests of the Borrower or any parent thereof that holds 100% of the Equity Interests in the Borrower by, any special purpose acquisition company following which, the common stock of the surviving company or acquirer (or any parent thereof that holds 100% of the surviving company or acquirer) is listed in the United States on a national securities exchange.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” means (i) with respect to the Existing Letters of Credit, Silicon Valley Bank and (ii) with respect to other Letters of Credit issued under this Agreement, each of JPMorgan, Bank of America, N.A., Citibank, N.A. and Morgan Stanley Senior Funding, Inc. and any other Lender to be selected with such Lender’s consent from time to time and reasonably satisfactory to the Borrower and the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.14(i); provided that Morgan Stanley Senior Funding, Inc. shall be under no obligation issue any Letter of Credit other than standby Letters of Credit. An Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate amount not to exceed the Dollar Equivalent of the amount set forth under the heading “LC Commitment” opposite such Issuing Bank’s name on Schedule 2.01, as the same may be changed from time to time pursuant to the terms and conditions hereof. The LC Commitment of any Issuing Bank may be modified by written agreement between the Borrower and such Issuing Bank without consent of any other party thereto.
“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” has the meaning specified in Section 2.14(b)(i).
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender-Related Person” has the meaning specified in Section 11.04(d).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including each Existing Letter of Credit.

“Liability” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
~~“LIBO Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00% per annum with respect to any Committed Loans, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~
~~“LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Agreed Currency then the LIBO Rate shall be the LIBO Interpolated Rate.~~
~~“LIBO Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the First Lien Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less 0.00% per annum with respect to any Committed Loans, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Conditionality Acquisition” means any Acquisition not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” means the amount of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries (excluding funds receivable and amounts held on behalf of customers), plus the unused Commitments then in effect, minus, for the avoidance of doubt, the LC Exposure.
“Liquidity Covenant” has the meaning assigned to such term in Section 7.08.

“Loan” means an extension of credit by a Lender to the Borrower under Article II of this Agreement. For the avoidance of doubt, the Loans shall include the Committed Loans.
“Loan Documents” means this Agreement, the Disclosure Letter, any Counterpart Agreements, the Collateral Agreement, the other Collateral Documents, any Notes and each other document jointly identified by the Borrower and the Administrative Agent from time to time.
“Loan Parties” means the Borrower and each Guarantor.
“Local Time” means New York City time.
~~“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.~~
“Margin Stock” has the meaning assigned thereto in Regulation U of the Board of Governors.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Contract.”
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the rights and remedies of the Administrative Agent and any other Secured Party under the Loan Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Loan Documents.
“Material Indebtedness” means (i) Indebtedness (other than the Obligations) of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of at least $100,000,000.
“Material Intellectual Property” means any Intellectual Property (other than Reddit Intellectual Property) that is material to the business of the Borrower and its Subsidiaries taken as a whole other than such Intellectual Property acquired after the Closing Date in connection with an Acquisition permitted hereunder and that is no longer used or useful in the business of the Borrower and its Restricted Subsidiaries.
“Material Real Estate” means any wholly-owned, fee-owned Real Estate Asset having a fair market value in excess of $25,000,000.
“Maturity Date” means the later of (a) October 8, 2026 and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Mortgage” means a mortgage in form and substance reasonably agreed to by the Borrower and the Administrative Agent.

“Mortgaged Property” means each Material Real Estate for which a Mortgage is required pursuant to Section 6.14.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.
“Non-Extending Lender” has the meaning specified in Section 2.12(b).
“Note” means a promissory note made by the Borrower in favor of a Lender requesting such a promissory note evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Notice Date” has the meaning specified in Section 2.12(b).
“NYFRB” means the Federal Reserve Bank of New York.
~~“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans including all obligations in respect of the LC Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to reimburse LC Disbursements and pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).
“OFAC” means the US Department of Treasury Office of Foreign Assets Control, or any successor thereto.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
~~“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~
~~(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and~~
~~(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~
“Other Taxes” means all present or future stamp, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by any Loan Party under Section 11.13) (“Assignment Taxes”), but only if such Assignment Taxes are imposed as a result of a present or former connection between a recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Outstanding Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Committed Loans plus (b) its LC Exposure at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the

NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patriot Act” has the meaning specified in Section 11.17.
“Payment” has the meaning specified in Section 9.07(b).
“Payment Notice” has the meaning specified in Section 9.07(b).
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and (i) is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (ii) with respect to which any Loan Party or any ERISA Affiliate has any actual or contingent liability.
“Perfection Certificate” has the meaning assigned to such term in the Collateral Agreement.
“Permitted Call Spread Option” means any option (for the avoidance of doubt, whether purchased or sold by the Borrower) that is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or of Equity Interests of the Borrower and is entered into concurrently or in connection with the offering of any Convertible Notes, the purpose of which is to mitigate dilution upon conversion of such Convertible Notes or to offset the cost of any option with such purpose (including, but not limited to, any bond hedge transaction, warrant transaction, or capped call transaction), as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Holders” means (i) the founders of the Borrower (and their respective estate planning vehicles), (ii) holders of preferred equity interests of the Borrower as of the Closing Date and (iii) any Person which is an Affiliate of any of the foregoing.~~]~~
“Permitted Investments” means Investments permitted pursuant to the Borrower’s investment policy as approved by the board of directors (or a committee thereof) from time to time.
“Permitted Refinancing” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided, that any such amount equal to any unutilized existing commitments is both permitted to be incurred pursuant to Sections 7.01 and 7.05 and is so incurred under Sections 7.01 and 7.05 and (b) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness after modification, refinancing, refunding, renewal or extension continues to be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended.
“Permitted Repricing Transaction” has the meaning specified in Section 11.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Foreign Plan or Foreign Benefit Arrangement.
“Platform” means SyndTrak or another similar electronic system.
“Pledged Equity Interests” has the meaning specified in the Collateral Agreement.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Adjustment” means, for the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable, that includes all or any part of a fiscal quarter included in any Pro Forma Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower reasonably and in good faith as a result of (a) actions described under clause (l) of the definition of “Consolidated EBITDA” or (b) any additional costs incurred during such Pro Forma Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) such Pro Forma Adjustment shall be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary if either (x) the aggregate consideration paid in connection with such Acquisition (or deemed consideration, in the case of a conversion) was $100,000,000 or more or (y) the pro forma increase or decrease in the Borrower’s Consolidated EBITDA is greater than 5.00% of such Consolidated EBITDA (whether positive or negative) (and, if neither such test is satisfied, such determination may be made at the election of the Borrower) and (ii) so long as such actions are taken during such Pro Forma Period or such costs are incurred during such Pro Forma Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four consecutive fiscal quarter period, or such additional costs, as applicable, will be incurred during the entirety of such period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.
“Pro Forma Period” means, with respect to any Acquisition, Disposition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Acquisition, Disposition or conversion is consummated and ending on the first anniversary of the date on which such Acquisition, Disposition or conversion is consummated.
~~“Pounds Sterling” means the lawful currency of the United Kingdom.~~
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company” means, after the IPO, the Person that shall have issued Equity Interests pursuant to such IPO (such person being either the Borrower or any Parent Entity).
“Purchase Money Indebtedness” means Indebtedness of a Person incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of such Person or any of its Subsidiaries.
“QFC” has the meaning specified in Section 11.20(b).
“QFC Credit Support” has the meaning specified in Section 11.20.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
~~“Rate Determination Date” means two Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).~~
“Ratings Condition” means the attainment by the Borrower of two of the following: (i) BBB- or better, in the case of S&P (or its equivalent under any successor rating categories of S&P), (ii) Baa3 (stable) or better, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s) and (iii) BBB- or better, in the case of Fitch (or its equivalent under any successor rating categories of Fitch).
“Real Estate Asset” means an interest in any real property.
“Reddit Intellectual Property” means any Intellectual Property containing or comprised of “REDDIT”, the disposition of which would materially adversely affect the business and operations of the Borrower and its Subsidiaries taken as a whole.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~LIBO~~Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London bank~~i~~ng~~U.S. Government Securities Business ~~d~~Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is AUD Rate, 11:00 a.m. Sydney, Australia time two Business Days preceding the date of such setting, (4) if such Benchmark is CDOR Rate, 11:00 a.m. Toronto, Ontario time two Business Days preceding the date of such setting, (5) if such Benchmark is SONIA, then 4

Business Days prior to such setting or (~~7~~6) if such Benchmark is none of the ~~LIBO~~Term SOFR Rate, the EURIBOR Rate, CDOR Rate, AUD Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates, permitted successors and permitted assigns and the partners, members, directors, officers, employees, agents, and advisors, controlling persons and equity holders of such Person and of such Person’s Affiliates.
“Relevant Anniversary Date” has the meaning specified in Section 2.12(a).
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Committed Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Committed Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Committed Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Committed Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Public Company” means the Borrower or any Parent Entity that is (or is to be) the registrant with respect to an IPO.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the ~~LIBO~~Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate, or (v) with respect to any Borrowing denominated in Sterling, Daily Simple SONIA.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the ~~LIBO Screen~~Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate and (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, as applicable.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or controller of any Loan Party and the secretary or assistant secretary of any Loan Party and, solely for purposes of notices and certifications, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent prior to the time of execution of any document required to be executed pursuant to the terms hereof, each Responsible Officer that has not previously provided an incumbency certificate will provide an incumbency certificate, in form and substance satisfactory to the Administrative Agent.
“Restricted Payment” means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower and (ii) payments of cash upon (A) settlement of conversions of any Convertible Notes or (B) redemption by the issuer of any Convertible Notes, in each case, other than to the extent such settlement or redemption is financed with proceeds of any offering of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any Parent Entity or other Convertible Notes. For the avoidance of doubt (i) the receipt or acceptance by the Borrower or any Restricted Subsidiary of the return of Equity Interests issued by the Borrower or any Restricted Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition and (ii) any payment (including payment of any premium) or delivery with respect to, or early unwind or settlement of, any Permitted Call Spread Option shall not be deemed to be a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, limited to Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state in which the Borrower does business or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Loan Parties in respect of any overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to any Loan Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender at the time such obligations are incurred, to the extent, in each case, that such obligations have been designated in writing by the Borrower and the provider of such Cash Management Services to the Administrative Agent as Secured Cash Management Obligations; it being understood that each such provider of such Cash Management Services to the Borrower or any Guarantor shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article IX, Section 11.04, Section 11.14 and any applicable Intercreditor Agreement as if it were a Lender.
“Secured Obligations” means (a) the Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Parties” means (a) each Lender and Issuing Bank, (b) the Administrative Agent, (c) each Person to whom any Secured Cash Management Obligations are owed, (d) each counterparty to any Swap Contract the obligations under which constitute Secured Swap Obligations and (e) the permitted successors and assigns of each of the foregoing.
“Secured Swap Obligations” means all obligations of the Borrower and the Guarantors under each Swap Contract that (a) is in effect on the Closing Date with a counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date, or

(b) is entered into after the Closing Date with any counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Contract is entered into, in each case, to the extent, in each case, that such obligations have been designated in writing by the Borrower and the counterparty to such Swap Contract to the Administrative Agent as Secured Swap Obligations (for the avoidance of doubt, one notice with respect to a specified Master Agreement may designate all Swap Contracts thereunder as being “Secured Swap Obligations”, without the need for separate notices for each individual Swap Contract thereunder); it being understood that such counterparty shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article IX, Section 11.04, Section 11.14 and any applicable Intercreditor Agreement as if it were a Lender.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Securitization” means the securitization by the Borrower or any Subsidiary of accounts receivable or other assets.
“Senior Indebtedness” means (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries (other than Indebtedness of the type described in clause (iv) of the definition thereof) minus (b) up to $400,000,000 of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries as of such date.
“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters ended on such date.
“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.

“Solvent” means, with respect to the Borrower and the Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and the Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and the Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and the Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450, Contingencies).
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Borrowing” means, as to any Borrowing, the SONIA Loans comprising such Borrowing.
“SONIA Business Day” means, for any SONIA Loan, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.
“SONIA Loan” means a Committed Loan that bears interest at a rate based on Adjusted Daily Simple SONIA.
“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Event of Default” means an Event of Default of the type described in Section 8.01(a) or (f).
“Specified Indebtedness” has the meaning specified in Section 8.01(e).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted ~~LIBO Rate, Adjusted~~ EURIBOR Rate, Adjusted CDOR Rate or Adjusted AUD Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity deemed to constitute a subsidiary of such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or direct or indirect Subsidiaries of the Borrower, unless the context otherwise requires.
“Supported QFC” has the meaning specified in Section 11.20.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, a Permitted Call Spread Option shall not constitute a Swap Contract.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of real property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding) assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Committed Loan or Borrowing, refers to whether such Committed Loan, or the Committed Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate or the Adjusted CDOR Rate.
“Term SOFR~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~ Adjustment” shall mean (x) 0.11448% per annum for an Interest Period of one month; (y) 0.26161% per annum for an Interest Period of three months; and (z) 0.42826% per annum for an Interest period of six months.
“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~Determination Day” has the meaning assigned to such term in the definition of Term SOFR Reference Rate.
“Term SOFR ~~Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.08 that is not Term SOFR.~~Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) all Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full and (c) all Letters of Credit (other than those that have been 103% cash collateralized) have been cancelled or have expired (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder have been reimbursed in full.
“Threshold Amount” means the Dollar Equivalent of $100,000,000.
“Title Policy” means, with respect to any Mortgaged Property, an A.L.T.A. mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to such Mortgaged Property, in an amount not less than the fair market value of such Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent.
“Total Outstandings” means the aggregate Outstanding Amount of each Lender.
“Type” when used in reference to any Committed Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Committed Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate, the Adjusted AUD Rate, the Alternate Base Rate or Adjusted Daily Simple SONIA.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment ~~with respect thereto~~.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary hereunder in accordance with the provisions of Section 6.13.
“U.S. Dollar” and “$” mean lawful money of the United States.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20.
“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and the definitions of “Affiliate” and “Subsidiary” shall include Persons who shall meet the terms of such definitions, at any time, on and after the date hereof, (iii) the words “herein,” “hereof~~’~~” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein) and without including the effect of any changes to lease accounting in respect of finance leases.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the undrawn face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Loan Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on a Committed Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. ~~The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3~~-~~month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6~~-~~month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is~~

~~no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election,~~ Section 3.08(a) ~~and (b)~~ provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.08(d), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Daily Simple SONIA, ~~LIBOR~~Term SOFR Rate, Adjusted Term SOFR Rate or other rates in the definition of “~~LIBO~~Term SOFR Reference Rate” (or “EURIBOR Rate”, “CDOR Rate” or “AUD Rate” as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.08(a) ~~or (b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election~~, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.08(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, Daily Simple SONIA, the ~~LIBO~~Term SOFR Rate, the Adjusted Term SOFR Rate (or the EURIBOR Rate, the CDOR Rate or AUD Rate as applicable) or have the same volume or liquidity as did ~~the London interbank offered rate (or the euro interbank offered rate)~~any such existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple SONIA, Term SOFR Rate, Adjusted Term SOFR Rate or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any SONIA, Daily Simple SONIA or any Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.08    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the applicable Issuing Banks, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings, SONIA Borrowings or Letters Credit Extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Computation Date and shall be the Dollar Equivalent of such amounts until the next Computation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.
(b)    Wherever in this Agreement in connection with a Committed Loan, conversion, continuation or prepayment of a Term Benchmark Loan, SONIA Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Loan Borrowing, Term Benchmark Loan or Letter of Credit is

denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.
1.09    Additional Foreign Currencies.
(a)    The Borrower may from time to time request that Term Benchmark Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currencies”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Term Benchmark Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 2:00 p.m. Local Time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Term Benchmark, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Term Benchmark Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Term Benchmark Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Term Benchmark Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Term Benchmark Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Borrowings of Term Benchmark Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.
1.10    Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
1.11    Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Sections 7.01, 7.04 and 7.05 in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 7.05 or any Restricted Payment meets the criteria of one or more of the categories of permitted Restricted Payments described in Section 7.04 or any Lien meets the criteria of one or more of the categories of permitted Liens described in Section 7.01, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time to the extent such Indebtedness, Lien or Restricted Payment would have been permitted pursuant to such provision at the time originally made or incurred), such item of Indebtedness (or any portion thereof) and/or Restricted Payment and/or Liens in any manner that complies with Sections 7.01, 7.04 and 7.05, as applicable.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in Agreed Currencies and other Foreign Currencies to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate U.S. Dollar amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (x) the Dollar Equivalent of the Total Outstandings of the Lenders shall not exceed the Aggregate Commitments, (y) the Dollar Equivalent of the Outstanding Amount of any Lender shall not exceed such Lender’s Commitment and (z) the Dollar Equivalent of the Total Outstandings of the Lenders borrowed in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Committed Loans may be ABR Loans, Term Benchmark Loans or SONIA Loans, as further provided herein; provided that ABR Loans shall only be made in U.S. Dollars. Each Lender may, at its option, make any Committed Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Lender for purposes of this Agreement.

2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s delivery of an irrevocable Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than:
(i)    in the case of Term Benchmark Loans denominated in U.S. Dollars, prior to 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date,
(ii)    in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing,
(iii)    in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date,
(iv)    in the case of Term Benchmark Loans denominated in an Alternative Currency (other than Euros), prior to 12:00 Noon, New York City time, four Business Days prior to the requested Borrowing Date and
(i~~v~~v)    in the case of SONIA Loans denominated in Sterling, not later than 12:00 Noon, New York City time, five Business Days before the date of the requested Borrowing Date~~)~~.
Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than the Dollar Equivalent of $5,000,000, in multiples of the Dollar Equivalent of $1,000,000. Each Borrowing of SONIA Loans shall be in the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than the Dollar Equivalent of $5,000,000, in multiples of the Dollar Equivalent of $1,000,000. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period and the currency with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then (i) in the case of a Borrowing denominated in U.S. Dollars, the applicable Committed Loans shall be made as, or converted to, ABR Loans and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall be made as a Term Benchmark Loan in the same Foreign Currency with an Interest Period of one month. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan

Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (or, in the case of ABR Loans, 1:00 p.m.) Local Time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower, as applicable, in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower, as applicable, on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.14(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(c)    Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark. During the existence of an Event of Default, no Term Benchmark Loans denominated may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders and unless repaid, (i) each Term Benchmark Revolving Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (ii) each Term Benchmark Revolving Borrowing denominated in Canadian Dollars shall be converted to a Canadian Prime Borrowing at the end of the Interest Period applicable thereto, and (iii) each Term Benchmark Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars or Canadian Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above; provided further that notwithstanding the foregoing, the Required Lenders may demand that any or all of the then outstanding Term Benchmark Loans denominated in an Alternative Currency be redenominated into U.S. Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the ABR promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
(f)    If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SONIA Borrowing and (ii) unless repaid, (x) each SONIA Borrowing shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate for SONIA Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding SONIA Loans shall either be (A) converted to an ABR Borrowing denominated in U.S. Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period or on the Interest Payment Date, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period or on the Interest Payment Date, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is five Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (A) above.
2.03    Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. Local Time (A) three Business Days prior to any date of prepayment of Term Benchmark Loans, (C) five Business Days prior to any date of prepayment of SONIA Loans and (B) on the date of prepayment of ABR Loans; (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; (iii) any prepayment of SONIA Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof and (iv) any prepayment of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, such notice may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Equivalent of the Total Outstandings (calculated, with respect to Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Loans and LC Exposure) exceeds the Aggregate Commitments, or (ii) solely as a result of fluctuations in currency exchange rates, the aggregate principal Dollar Equivalent of the Total Outstandings (so calculated), as of the most recent Computation Date, exceeds one hundred five percent

(105%) of the Aggregate Commitments, the Borrower shall promptly repay Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.14(j) in an aggregate principal amount sufficient to cause (x) the Dollar Equivalent of the Total Outstandings (so calculated) to be less than or equal to the Aggregate Commitments or (y) the Dollar Equivalent of the aggregate Outstanding Amounts of the Lenders in respect of the Commitments (so calculated) to be less than or equal to the total Commitments.
2.04    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. Local Time three Business Days prior to the date of termination or reduction and may be conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of termination or reduction may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Equivalent of the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
2.05    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding to it on such date.
2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted ~~LIBOR~~Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted AUD Rate, as applicable, for such Interest Period plus the Applicable Rate; (ii) each SONIA Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Adjusted Daily Simple SONIA plus the Applicable Rate and (iii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate.
(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    Accrued and unpaid interest on past due amounts after giving effect to any applicable grace periods referenced in clause (i) above (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any case or proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily Dollar Equivalent of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which (x) such Lender’s Commitment terminates and (y) the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate separately agreed upon between the Borrower and such Issuing Bank) on the Dollar Equivalent of the stated amount of such Letter of Credit (including any increase in such stated amount pursuant to such Letter of Credit) during the period from and including the Closing Date to but excluding the later of (A) the date of termination of the Commitments and (B) the date on which there ceases to be any LC Exposure in respect of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Administrative Agent shall use commercially reasonable efforts to provide to each Issuing Bank, on the date such fees are payable by the Borrower, an invoice from the Administrative Agent to the Borrower reflecting the calculation of such fees. To the extent of any difference in fee calculations between the Administrative Agent and any Issuing Bank, the fee calculation applicable to the immediately succeeding payment period may be adjusted as mutually agreed between the Administrative Agent and the Issuing Bank to account for any such difference.

(c)    [Reserved]
(d)    Other Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(e)    Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
2.08    Computation of Interest and Fees(a)       .  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans (other than when ABR is determined by reference to the Prime Rate) and SONIA Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of ~~a LIBO~~Adjusted Term SOFR Rate, Term SOFR Rate, EURIBOR Rate, CDOR Rate, AUD Rate and/or SONIA, as applicable. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
2.09    Evidence of Debt.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrower hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and end of the Interest Period of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.09(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, (x) in the case of payments denominated in U.S. Dollars, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. Local Time on the date specified herein and (y) in the case of payments denominated in a Foreign Currency, its Foreign Currency Payment Office for such Foreign Currency; provided that any payments to be made directly to each Issuing Bank as expressly provided herein shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Committed Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratable based on the amount owed to it) with respect to payments received in respect of the Commitments. All payments received by the Administrative Agent after 2:00 p.m. Local Time shall be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section 2.10, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Borrower hereunder in such Foreign Currency shall instead be made when due in a currency that replaced such Foreign Currency or, if no such replacement currency exists, in U.S. Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., Local Time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this subsection (c) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the Borrower, as applicable, for having failed to make such payment to the Administrative Agent.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.
(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or participations in LC Disbursements resulting in such Lender receiving payment of a proportion of the aggregate amount of such Committed Loans and participations in LC

Disbursements and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and participations in LC Disbursements, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in LC Disbursements and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.12    Extension of Maturity Date.
(a)    Requests for Extension. The Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 Business Days and not later than 35 Business Days prior to any anniversary of the Closing Date (each, a “Relevant Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided that the Borrower may not request such extension on more than two Relevant Anniversary Dates.
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by written notice to the Administrative Agent given not earlier than 30 Business Days prior to the Relevant Anniversary Date and not later than the date (the “Notice Date”) that is 20 Business Days prior to the Relevant Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that agrees to extend the Maturity Date applicable to the Commitments held by such Lender, an “Extending Lender” and each Lender that determines not to extend the Maturity Date applicable to the Commitments held by such Lender (or does not provide any response prior to the relevant Notice Date), a “Non-Extending Lender”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Following any extension, the LC Exposure shall continue to be held ratably among the Lenders, but on the Maturity Date applicable to the Commitments of any Non-Extending Lender, the LC Exposure of such Non-Extending Lender shall be ratably reallocated, to the extent of the unused Commitments of the Extending Lenders, to such Extending Lenders (without regard to whether the conditions set forth in Section 4.02 can then be satisfied) and the Borrower shall cash collateralize the balance of such LC Exposure in accordance with Section 2.14(j).
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower in writing of each Lender’s determination (or deemed determination not to extend in the case of a Lender that does not provide any response prior to the relevant Notice Date) under this Section 2.12 no later than the date 15 Business Days prior to the Relevant Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d)    Additional Commitment Lenders. The Borrower shall have the right on or before the sixtieth day after the Relevant Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the later of the date thereof (the “Assignment Date”) and the Relevant Anniversary Date, undertake a Commitment of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment of such Non-Extending Lender shall be in addition to such Lender’s Commitment hereunder on such date), and shall have agreed to the relevant extension.
(e)    Effect of Extension Requirement. Effective as of the Relevant Anniversary Date, the Maturity Date of each Extending Lender and, as of the later of the Assignment Date and the Relevant Anniversary Date, of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.12 shall not be effective with respect to any Lender unless: (i) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto and (ii) the representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct on and as of the date of such extension and after giving effect thereto, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, in each case as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, true and correct in all material respects as of such specific date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) and, for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b) respectively, of Section 6.01). Notwithstanding any provision of this Agreement to the contrary, no such extension shall be conditioned on Lenders and/or Additional Commitment Lenders representing more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary Date having agreed to extend the Maturity Date of their Commitments.
(g)    Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Section 2.12 with respect to the extension of its LC Commitment.
(h)    Conflicting Provisions. This Section 2.12 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.
2.13    Increase in Commitments.
(a)    Request for Increase. So long as no Default or Event of Default exists or would result therefrom (or, in the case of any Increase the proceeds of which are to be used primarily to finance a Limited Conditionality Acquisition, no Specified Event of Default exists or would result therefrom, which condition shall, at the option of the Borrower, be tested on the date the acquisition agreement with respect to such Limited Conditionality Acquisition is signed), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Commitments (an “Increase” and such additional Commitments, “New Commitments”) by an aggregate amount (for all such requests) not exceeding at any time outstanding the Dollar Equivalent of $250,000,000 (such amount, the “Available Increase Amount”) less the aggregate principal amount of any then outstanding Incremental Equivalent Debt; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Borrower may make a maximum of five such requests. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Commitments, subject, if applicable, to the approval thereof by the Administrative Agent and the Issuing Banks in the case of a Person that is not a Lender, to the extent such approval is required in the case of an assignment to such Person pursuant to Section 11.06(b); provided that (i) no Lender shall have the right to provide any portion of the New Commitments and (ii) any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide such New Commitments. At the time of sending such notice, to the extent applicable, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(b)    [Reserved].
(c)    Notification by Administrative Agent: Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Increase Effective Date and Allocations. If the Commitments are increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the Lenders. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As conditions precedent to such increase, the Borrower shall deliver to the Administrative Agent (x) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents that are qualified by materiality shall be true and correct on and as of the Increase Effective Date, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01 (provided that if the proceeds of the Loans under such New Commitments are to be used to consummate a Limited Conditionality Acquisition, the requirements of this clause (A) shall be subject to, if agreed to by the Lenders providing such New Commitments, customary “SunGard” or other customary applicable “certain funds” conditionality provisions) and (B) no Default or Event of Default (or, in the case of a Limited Conditionality Acquisition, no Specified Event of Default) shall have occurred and be continuing on the date of such Increase Effective Date and after giving effect thereto and (y) (i) upon the reasonable request of any Lender made at least ten days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so reasonably requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Increase Effective Date and (ii) upon the reasonable request of any Lender made at least ten days prior to the Increase Effective Date, at least three days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.13. Notwithstanding any provision of this Agreement to the contrary, no such increase shall be conditioned on any Lenders representing more than 50% of the aggregate amount of the Commitments in effect immediately prior to any Increase Effective Date having agreed to any such increase.
(f)    Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.
2.14    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies or other Foreign Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding Section 1.05, unless otherwise specified in such Letter of Credit, all references in any Letter of Credit to times of day shall be references to Local Time. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder) and which such Issuing Bank in good faith deems material to it.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reporting.
(i)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.14), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.03(b) and 2.16, (i) the LC Exposure shall not exceed $100,000,000 (such amount, the “LC Sublimit”), (ii) the LC Exposure of any Issuing Bank shall not exceed the aggregate amount of its LC Commitment and (iii) the Dollar Equivalent of the Total Outstandings shall not exceed the Aggregate Commitments.
(ii)    Other than to the extent provided to the Administrative Agent by the Borrower pursuant to clause (i) above, within one Business Day of the date of any issuance, amendment, renewal, extension or termination of any Letter of Credit, the applicable Issuing Bank shall provide to the Administrative Agent the information required by clause (i) above with respect to such issuance, amendment, renewal, extension or termination, along with a true and complete copy of such Letter of Credit, amendment, renewal, extension or termination, if applicable.
(iii)    No later than 9:00 a.m., Local Time, on the second Business Day prior to the last day of each calendar quarter (the “Reporting Time”), each Issuing Bank shall provide the Administrative Agent with a summary of all (A) outstanding issuances at such time and (B) Letter of Credit activity during such calendar quarter. It is understood and agreed that, for purposes of the calculation of fees payable pursuant to Section 2.07(b), any Letter of Credit activity occurring after the Reporting Time shall be deemed to have occurred in the immediately succeeding calendar quarter.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period consented to by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Maturity Date of the Committed Loans of such Issuing Bank; provided, however, that any Letter of Credit with a term of one year may provide for its automatic renewal for additional periods not exceeding one year so long as neither the applicable Issuing Bank nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (ii) above (unless such Letter of Credit is cash collateralized by delivery to the Administrative Agent of an amount of cash equal to 103% of the amount of Letter of Credit Obligations to be held for the benefit of the Issuing Bank, the Administrative Agent and the Lenders entitled thereto as additional collateral security for Obligations in respect of such Letter of Credit at least five (5) Business Days prior to the Maturity Date).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, the Dollar Equivalent of such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.14, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, unless the Borrower notifies the Administrative Agent and the applicable Issuing Bank otherwise prior to such time, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.02(b) that such payment be financed with a Borrowing of ABR Loans in the Dollar Equivalent of such LC Disbursement and the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02(b) with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as applicable. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.14 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.14, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, (i) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation and (ii) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.
(g)    Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.14, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.14 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement and Resignation of an Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, or may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank or in accordance with Section 11.13. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigned Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement or resignation, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced or resigned Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash or provide a “back-to-back” letter of credit or alternative collateral as the Administrative Agent may approve in its sole discretion in good faith, equal to the LC Exposure owing by it as of such date plus any accrued and unpaid interest thereon; provided that the obligation of the Borrower to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral so long as any LC Exposure exists hereunder for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement; provided, however, that if prior to the acceleration of the maturity of the Loans the LC Exposure shall cease to exist, moneys in such account shall be returned to the Borrower as provided below. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the earlier of (a) all Events of Default having been cured or waived or (b) the LC Exposure ceasing to exist.
(k)    Existing Letters of Credit. The Existing Letters of Credit will, as of the Closing Date, be deemed to be Letters of Credit issued under this Agreement and subject to and governed by the terms of this Agreement.
(l)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where any Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
2.15    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);
(b)    the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    with respect to any Lender becoming a Defaulting Lender, if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) after giving effect to such reallocation, the sum of all non-Defaulting Lenders’ Outstanding Amounts under such Commitments plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) after giving effect to such reallocation, the sum of each non-Defaulting Lender’s Outstanding Amount plus such non-Defaulting Lender’s LC Exposure does not exceed such non-Defaulting Lender’s individual Commitments and (z) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.14(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in then outstanding Letters of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(e)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders that are Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.15(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Lenders in a manner consistent with Section 2.15(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent and the Borrower and, with respect to a Lender that is a Defaulting Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the relevant Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment (if any) and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
2.16    [Reserved]
2.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Credit Party agrees to remit such excess to the Borrower.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law, provided that if applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholding, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to the Administrative

Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholding been made.
(b)    Payment of Other Taxes by any Loan Party. Without limiting the provisions of subsection (a) above, any Loan Party, as applicable, shall timely pay any Other Taxes required to be paid to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment thereof.
(c)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed, asserted on or attributable to amounts payable under this Section 3.01) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender~~'~~’s failure to comply with the provisions of Section 11.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to such Loan Party and the Administrative Agent, at the time or times reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Loan Party, or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 3.01(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(ii)    Without limiting the generality of the foregoing,
(A)    each Lender that is a “U.S. person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed executed originals of whichever of the following is applicable:
(1)    IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income Tax treaty to which the United States is a party,
(2)    IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “Tax Compliance Certificate”) and (y) IRS Form W-8BEN, W-8BEN-E or W-8IMY, as applicable,
(4)    to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by the applicable IRS Form W-8ECI, W-8BEN, W-8BEN-E, and/or W-9, a Tax Compliance Certificate and any other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of such direct and indirect partner(s),
(5)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)    the Administrative Agent shall deliver to the Borrower two duly completed originals of IRS Form W-9 on or prior to the date hereof certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Notwithstanding anything to the contrary, no Lender shall be required to deliver any documentation pursuant to this Section 3.01(f) that it is not legally eligible to deliver.
(v)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 3.01(f).
(g)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 3.01(g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending

Office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Agreed Currency in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Term Benchmark Loans denominated in U.S. Dollars of such Lender to it to ABR Loans, and to repay all affected Term Benchmark Loans in any other Agreed Currency, either on the last day of the Interest Period, therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05. The Borrower shall have the rights in respect of any such Lender specified in Section 11.13.
3.03    Inability to Determine Rates. Subject to Section 3.08, (i) if the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the ~~LIBO~~Adjusted Term SOFR Rate, the ~~Adjusted LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted AUD Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SONIA or Daily Simple SONIA; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted CDOR Rate or the Adjusted AUD Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lender (or Lenders) of making or maintaining their Committed Loans (or its Committed Loan) included in such Borrowing for the applicably currency and such Interest Period or (B) at any time, the Adjusted Daily Simple SONIA or Daily Simple SONIA, as applicable, for Sterling, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Committed Loans (or its Committed Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) any notice of an interest rate election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Committed Loan Notice requests a Term Benchmark Borrowing in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if any Committed Loan Notice requests a Term Benchmark Borrowing in Canadian Dollars, such borrowing shall be made as Canadian Prime Rate Borrowing and (~~C~~D) if any Committed Loan Notice requests a Term Benchmark Borrowing in an Alternative Currency (other than Canadian Dollars) or a SONIA Borrowing for the relevant rate above ~~in an Alternative Currency~~, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan in an Alternative Currency (other than Canadian Dollars) or SONIA Loan ~~in any Alternative Currency~~ is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section ~~3~~.~~08~~3.03 with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark,
(i)    if such Term Benchmark Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Committed Loan (or the next succeeding Business Day if such day is not a Business Day), such Committed Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day,
(ii) ~~of~~    if such Term Benchmark Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day,
(iii)    if such Term Benchmark Loan is denominated in any Alternative Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Committed Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency (other than Canadian Dollars) shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency (other than Canadian Dollars) shall be deemed to be a Term Benchmark Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in U.S. Dollars at such time or
(iv)    any such SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

3.04    Increased Costs; Reserves on Term Benchmark Loans. (a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); (ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term Benchmark Loan made by it or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes and any Excluded Taxes); or (iii) impose on any Lender or any Issuing Bank or the ~~London~~applicable interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement. The Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account the Borrower makes any payment under this Section 3.04.
(b)    Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith (and not on an arbitrary or capricious basis)). The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Term Benchmark Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Benchmark Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses.
(a)    With respect to Loans that are not SONIA Loans, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it; or (c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate or the Adjusted CDOR Rate, as applicable, for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded.
(b)    With respect to SONIA Loans, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any payment or prepayment of any SONIA Loan made to it on a day other than the Interest Payment Date for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any SONIA Loan on the date or in the amount notified by it; or (c) any assignment of a SONIA Loan on a day other than the Interest Payment Date therefor as a result of a request by it pursuant to Section 11.13; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each SONIA Loan made by it at SONIA.

3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Loans and each Issuing Bank may issue Letters of Credit to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans or Letters of Credit in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay (or will be required to pay) any additional amounts or indemnification payments in respect of any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.02 or Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amounts or indemnification payments in respect of any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival. Each Loan Party’s obligations under this Article III shall survive the termination of this Agreement, the termination of the Aggregate Commitments, repayment of all other Obligations hereunder, the resignation or replacement of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.
3.08    ~~LIBOR Successor~~Benchmark Replacement.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event~~, an Early Opt-in Election or Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” with respect to U.S. Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (32) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Ffacility. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)    ~~Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in U.S. Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~[Reserved].
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action by or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, ~~an Early Opt-in Election or Other Benchmark Rate Election, as applicable,~~ (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR~~, LIBO~~ Rate, EURIBOR Rate, CDOR Rate or AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or SONIA Borrowing of, conversion to or continuation of Term Benchmark Loans or SONIA Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the

Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in U.S. Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Prime Rate Loans or (z) any Term Benchmark Borrowing ~~or SONIA Borrowing~~ denominated in an Alternative Currency (other than Canadian Dollars) or SONIA Borrowing shall be ineffective, as applicable. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any such Term Benchmark Loan or SONIA Loan ~~in any Alternative Currency~~ is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until such time as a Benchmark Replacement for such ~~Alternative~~Agreed Currency is implemented pursuant to this Section 3.08, (i) if such Term Benchmark Loan is denominated in U.S. Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in U.S. Dollars on such day, (ii) if such Term Benchmark Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, ~~an~~a Canadian Prime Rate Loan denominated in Canadian Dollars on such day, (iii) if such Term Benchmark Loan is denominated in any Alternative Currency other than Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in U.S. Dollars at such time or (iv) such SONIA Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected SONIA Loans, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
3.09    Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Article III.
ARTICLE IV
CONDITIONS PRECEDENT
4.01    Conditions of Closing. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied:
(a)    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Borrower and/or the Guarantors, as applicable, each dated the

Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    executed counterparts of this Agreement;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and each of the Guarantors as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and each Guarantor is duly organized, and that each of the Borrower and each Guarantor is validly existing, in good standing in its state of organization;
(v)    a favorable written opinion of Cooley LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the Borrower, this Agreement or other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;
(vi)    executed counterparts of the Collateral Agreement;
(vii)    the Disclosure Letter;
(viii)    a Perfection Certificate executed by each Loan Party;
(ix)    evidence that the Administrative Agent shall have received all stock certificates representing the issued and outstanding Equity Interests of each Subsidiary of the Borrower required by the Collateral Agreement to be delivered to the Administrative Agent (or its designee) with endorsements and stock powers in form and substance reasonably satisfactory to the Administrative Agent; and
(x)    a certificate signed by a Responsible Officer of the Borrower (on behalf of the Borrower) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied.
(b)    Any fees required to be paid on or before the Closing Date pursuant to the Engagement Letter, and all expenses required to be reimbursed by the Borrower, for which invoices have presented at least three (3) Business Days prior to the Closing Date, shall have been paid.
(c)    The Administrative Agent and the Lenders shall have received, at least five Business Days in advance of the Closing Date, all documentation and other information as is reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent or the Lenders about the Loan Parties and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and at least three days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(d)    The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect and that the Administrative Agent, for the benefit of the Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 6.07; provided, that any requirement under this clause (d) shall not be required to be satisfied on the Closing Date and shall not be a condition to the availability of the initial Loans on the Closing Date but shall be required to be satisfied within ninety (90) days following the Closing Date or such later date as the Administrative Agent may agree in its reasonable discretion.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement (and each such Lender’s or Issuing Bank’s Affiliates, successors and/or assigns) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Bank unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document that are qualified by materiality shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b) respectively, of Section 6.01.
(b)    No Default and no Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    After giving effect to such Credit Extension, the Borrower would be in pro forma compliance with the Liquidity Covenant, recalculated as of the date of such Credit Extension.
(d)    The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice in respect of a Borrowing submitted by the Borrower, each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of such Letter of Credit.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders, as to itself and its Subsidiaries, that:
5.01    Existence, Qualification and Power. The Borrower and each Guarantor (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation as identified on Schedule 5.01 to the Disclosure Letter and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to execute, deliver and perform its obligations under the Loan Documents.
5.02    Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the terms of any of the Borrower’s or any Guarantor’s Organization~~al~~ Documents or (b) any Law or any contractual restriction binding on or affecting it, except, in each case referred to in this clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Agreement or any other Loan Document except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date and (c) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Guarantor. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)    The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2021 and June 30, 2021, and the related unaudited consolidated statements of income (loss), stockholders’ equity (deficit) and cash flows for the fiscal quarters ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Ownership of Property. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.07    Taxes. As of the Closing Date, the Borrower and its Subsidiaries have paid all Taxes that were due and payable by them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.08    ERISA Compliance; Foreign Plans. Except as has not resulted or could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws and each Foreign Plan is in compliance with the applicable provisions of the laws applicable to such Foreign Plan, (ii) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan, (iii) there exists no Unfunded Pension Liability with respect to any Plan, and (iv) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.
5.09    Margin Regulations; Investment Company Act.
(a)    Neither the Borrower nor any Guarantor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    Neither the Borrower nor any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.10    Disclosure. No report, financial statement, certificate or other written information concerning the Borrower and its Subsidiaries (other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact, and no such document, when considered collectively with all other such documents, omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projections and forward-looking statements, the Borrower represents only that such projections and forward-looking statements are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projected financial information as to future events and forward-looking statements may not occur and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and its Restricted Subsidiaries and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material.
5.11    Intellectual Property; Licenses, Etc. Except as has not resulted or could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries owns or has the right to use, all trademarks, services marks, trade dress, trade names, copyrights, domain names, trade secrets, know-how, patents, copyrights in software, data and databases and other similar proprietary or intellectual property rights used in or necessary to its business as currently conducted (the “IP Rights”); (ii) the operation of the business of the Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person and (iii) the Borrower and its Subsidiaries have taken commercially reasonable actions to protect and maintain their ownership in and validity and enforceability of their owned IP Rights.
5.12    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or, employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
5.13    Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
5.14    Equity Interests and Ownership. The Equity Interests constituting Pledged Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5.14 to the Disclosure Letter, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which Borrower or any of its Subsidiaries is a party requiring, and there is no Equity Interest constituting Pledged Equity Interests outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional Equity Interests constituting Pledged Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests constituting Pledged Equity Interests of Borrower or any of its Subsidiaries. Schedule 5.14 to the Disclosure Letter correctly sets forth the ownership interest of the Borrower and its Subsidiaries in their respective Subsidiaries in which Equity Interests constituting Pledged Equity Interests are held as of the Closing Date.
5.15    Real Estate Assets. As of the Closing Date, Schedule 5.15 to the Disclosure Letter is a complete and correct list of (a) all Real Estate Assets, and (b) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.
5.16    Collateral. During the Collateral Period and subject to Sections 4.01(a)(ix), 4.01(d) and 6.16 of this Agreement (including with respect to any security interest that cannot be created, pledged or perfected on the Closing Date after the use by the Borrower of commercially reasonable efforts to create, pledge or perfect any such security interest in the Collateral on the Closing Date), the security interest of the Administrative Agent in the Collateral constitutes a valid, perfected first priority security interest in and continuing Lien on all of each Loan Party’s right, title and interest in, to and under the Collateral (subject to permitted Liens).
5.17    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the transactions contemplated under this Agreement.
(b)    Except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
5.18    Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.19    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding or any LC Disbursement shall not have been reimbursed or cash collateralized on terms reasonably acceptable to the applicable Issuing Bank (or other arrangements are made with respect thereto reasonably satisfactory to the applicable Issuing Bank):
6.01    Financial Statements. The Borrower shall deliver to the Administrative Agent and each Lender (for further distribution to the Lenders):
(a)    commencing with the fiscal year ended December 31, 2021, within (x) prior to an IPO, 120 days after the end of each fiscal year of the Borrower and (y) after an IPO, 90 days after the end of each fiscal year end of the Public Company, the audited consolidated balance sheet and the related audited consolidated statements of income (loss), stockholders’ equity

(deficit) and cash flows of the Borrower (or, after an IPO, the Public Company) as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of KPMG LLP or another independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date or any other Indebtedness maturing within one year from the time such report is delivered) or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;
(b)    commencing with the fiscal quarter ended September 30, 2021, within (x) prior to an IPO, 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) after an IPO, 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Public Company, the consolidated balance sheet and the related unaudited consolidated statements of income (loss), stockholders’ equity (deficit) and cash flows of the Borrower (or, after an IPO, the Public Company) as of the end of and for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief executive officer, chief financial officer, treasurer, chief accounting officer or controller as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flow of the Borrower (or, after an IPO, the Public Company) and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    concurrently with any delivery of financial statements under clause (a) above and within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall provide unaudited financial statements of corresponding character and for dates and periods as in clauses (a) and (b) covering the Unrestricted Subsidiaries, together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b).
6.02    Certificates; Other Information. The Borrower shall deliver to the Administrative Agent (for further distribution to the Lenders), in the case of clauses (a) and (b) below or to each requesting Lender, in the case of clauses (c) and (d) below:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer or controller of the Borrower;
(b)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet on any investor relations page at http://www.redditinc.com (or any successor page) or at http://www.sec.gov;

(c)    subject to any confidentiality obligations imposed on the Borrower or any Subsidiary by applicable Law, court order, contract or otherwise, promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request in connection with this Agreement; and
(d)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
Notwithstanding the foregoing, the information required to be delivered pursuant to Section 6.01(a) or (b) shall be (x) deemed to have been delivered on the date (A) on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (B) on which the Public Company files its Form 10-K or 10-Q, as applicable, with the SEC and (y) to the extent relating to a Public Company that is a Parent Entity, accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Public Company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information has been posted on the internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (ii) on which the Relevant Public Company files its Form 10-K or 10-Q, as applicable, with the SEC; provided that, in the case of this clause (ii), to the extent relating to a Relevant Public Company that is a Parent Entity, such delivery is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Relevant Public Company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand or (iii) on which such documents are posted on the Borrower’s behalf on Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
6.03    Notices. Promptly after the Borrower’s obtaining Actual Knowledge thereof, the Borrower shall notify the Administrative Agent, for prompt further notification of the Lenders by the Administrative Agent:
(a)    of the occurrence of any Default; and
(b)    of any matter (including litigation, governmental proceedings or investigations), that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
6.05    Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, and solely in the case of the Borrower and the Guarantors, maintain such existence in the United States, in each case, except in a transaction permitted by Section 7.02, and except that no Restricted Subsidiary shall be required to preserve, renew and maintain its corporate existence, if the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof could not be reasonably expected to have a Material Adverse Effect and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or the transactions permitted under Section 7.02.
6.06    Maintenance of Properties. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance.
(a)    Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall (a) use commercially reasonable efforts to maintain or cause to maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and/or (b) retain risk through a self-insurance mechanism or by agreement with an Affiliate or externally regulated vehicle for funding loss normally provided through insurance coverage carried by companies engaged in the same or similar businesses and owning similar properties. Without limiting the generality of the foregoing, during the Collateral Period, the Borrower and its Restricted Subsidiaries will maintain or cause to be maintained actual casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance of property and/or liability shall, within ninety (90) days of the Closing Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), (i) in the case of liability insurance policies, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) during the Collateral Period, in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder for any covered loss and the Borrower shall use its commercially reasonable efforts to have each such loss payable clause or endorsement, as the case may be, provide for at least thirty days’ (or such lesser period as is reasonably acceptable to the Administrative Agent) prior written notice to the Administrative Agent of any modification or cancellation of such policy, except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. If at any time the area in which any improved Mortgaged Property is located is designated a Special Flood Hazard Area, the applicable Loan Party shall use commercially reasonable efforts to obtain customary flood insurance.
6.08    Compliance with Laws and Agreements. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it to its business or property and all indentures, agreements and other instruments binding upon it or its property and rights, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.09    Books and Records. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP or IFRS, applicable. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, solely during the existence of an Event of Default, any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section 6.09, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Borrower or such Restricted Subsidiary, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
6.10    Use of Proceeds. The Borrower shall use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions, investments, permitted Restricted Payments and other purposes not in contravention of any Law or of any Loan Document.
6.11    [Reserved].

6.12    Additional Guarantors. Within 45 days (or such longer period as acceptable to the Administrative Agent) after the date any Person becomes a Restricted Subsidiary of the Borrower, other than an Immaterial Subsidiary, or ceases to be an Excluded Subsidiary, shall:
(a)    Notice to Administrative Agent. Promptly send to the Administrative Agent written notice setting forth with respect to such Person, if applicable, (x) the date on which such Person became a Restricted Subsidiary of the Borrower or ceased to be an Excluded Subsidiary and (y) all of the data required to be set forth in Schedules 5.01 and 5.14 to the Disclosure Letter with respect to the Borrower and its applicable Subsidiaries, and such written notice shall be deemed to supplement Schedules 5.01 and 5.14 to the Disclosure Letter for all purposes hereof;
(b)    Counterpart Agreement. Other than with respect to an Excluded Subsidiary, promptly cause such Subsidiary to become a Guarantor hereunder and, during the Collateral Period, a Grantor under the Collateral Agreement by executing and delivering to the Administrative Agent a Counterpart Agreement and, if applicable, a supplement to the Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent;
(c)    Corporate Documents and Opinions. Other than with respect to an Excluded Subsidiary, (i) take all such corporate or limited liability company or other entity organizational actions, as applicable, and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 4.01(a)(iii) and (iv) and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Closing Date, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; and
(d)    Collateral Documents. Other than with respect to an Excluded Subsidiary and only during the Collateral Period, deliver all such applicable documents, instruments, agreements, and certificates consistent with those delivered on the Closing Date and take all of the actions necessary to grant and to perfect a first priority Lien (subject to Liens permitted by Section 7.01) in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Collateral Agreement (but subject to any limitations sets forth therein) in the Equity Interests of such Subsidiary and in substantially all of the personal property of such Subsidiary (other than Excluded Assets).
6.13    Designation of Subsidiaries.
(a)    Subject to Section 6.13(b), the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens and Investments (as applicable) of such Subsidiary existing at such time.
(b)    The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:
(i)    no Event of Default exists or would result therefrom;
(ii)    in the case of clause (x) only, immediately after giving pro forma effect to such designation, the total assets of all Unrestricted Subsidiaries shall not exceed 10.0% of Consolidated Total Assets as of such date; and

(iii)    in the case of clause (x) only, the Subsidiary to be so designated does not own any (i) Equity Interests of the Borrower or any Restricted Subsidiary or (ii) (x) any Reddit Intellectual Property or (y) Material Intellectual Property (except to the extent permitted pursuant to Section 7.09).
(c)    If, at any time, any Unrestricted Subsidiary holds the legal or beneficial ownership interest in any (x) Reddit Intellectual Property or (y) Material Intellectual Property (except to the extent permitted pursuant to Section 7.09), it will, without any further action necessary, immediately cease to be an Unrestricted Subsidiary and will automatically be deemed to be designated as a Restricted Subsidiary (whether or not clause (b)(i) above is satisfied at the time of such deemed designation).
6.14    Material Real Estate.
(a)    Within ninety (90) days after the acquisition of any Material Real Estate (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower or the applicable Guarantor shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each Material Real Estate, the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    to the extent an appraisal is required under FIRREA, an appraisal complying with FIRREA;
(ii)    a fully executed and acknowledged Mortgage in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to permitted Liens) on the Mortgaged Property described therein in favor of the Administrative Agent;
(iii)    a Title Policy insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than permitted Liens;
(iv)    then current A.L.T.A. surveys in respect of such Mortgaged Property, certified to the Administrative Agent by a licensed surveyor or an update to an existing A.L.T.A. survey or an existing A.L.T.A. survey with a “no change” affidavit sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception;
(v)    the Borrower shall use commercially reasonable efforts to deliver (A) a completed “Life of Loan” standard flood hazard determination form as to any improved Mortgaged Property, (B) if the improvements located on a Mortgaged Property are located in a Special Flood Hazard Area, a notification to the Borrower (a “Flood Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community in which the Mortgaged Property is located does not participate in the NFIP, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrower’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of flood insurance as required by Section 6.07;
(vi)    a PZR Zoning Report, or equivalent zoning report or municipal zoning letter, providing that the continued operation of the properties and assets as currently conducted conforms with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the Lender’s title policy;
(vii)    an opinion of local counsel in each state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary and as the Administrative Agent may reasonably request.
(b)    In addition to the obligations set forth in Section 6.14(a), within forty-five (45) days after written notice from the Administrative Agent to the Borrower that any Mortgaged Property which was not previously located in an area designated as a Special Flood Hazard Area has been redesignated as a Special Flood Hazard Area, the Loan Parties shall satisfy the flood insurance requirements of Section 6.07.
(c)    From time to time, if the Administrative Agent reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Loan Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of flood insurance) of any Material Real Estate of any Loan Party.
6.15    Further Assurances. Subject to the express limitations set forth herein and in the Collateral Documents, at any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Secured Obligations are guaranteed by the Guarantors and, during the Collateral Period, are secured by substantially all of the assets of the Borrower, and its Subsidiaries that are Grantors and all of the outstanding Equity Interests of the Subsidiaries of the Borrower (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries and any Excluded Subsidiaries).
6.16    Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 (which may be extended by the Administrative Agent in its sole discretion), the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.16.
6.17    ERISA. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly, and in any event within 30 days, after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows that any ERISA Event or Foreign Plan Event has occurred that, when taken together with all other ERISA Events and Foreign Plan Events that have occurred, or are reasonably expected to occur, has or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and/or Foreign Plan Event and the action, if any, proposed to be taken with respect to such ERISA Event and/or Foreign Plan Event and a copy of any notice filed with the PBGC, IRS or any other domestic or foreign Governmental Authority pertaining to such ERISA Event and/or Foreign Plan Event and any notices received by the Borrower, Restricted Subsidiary, or ERISA Affiliate from the

PBGC, IRS or any other domestic or foreign Governmental Authority with respect thereto and (b) if, at any time after the Effective Date, the Borrower, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 5.08 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 5.08 to the Disclosure Letter as soon as practicable, and in any event within 20 days after the Borrower, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding or any LC Disbursement shall not have been reimbursed or cash collateralized on terms reasonably acceptable to the applicable Issuing Bank (or other arrangements are made with respect thereto reasonably satisfactory to the applicable Issuing Bank):
7.01    Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01 to the Disclosure Letter and any replacements, renewals or extensions thereof, provided that (x) the property covered thereby is not changed other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.05 and (B) proceeds and products thereof and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.05;
(c)    Liens for taxes, fees, assessments or other governmental charges, levies or claims that are not overdue for a period of more than thirty days which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;
(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing Indebtedness incurred pursuant to Section 7.05(j); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except for replacements, additions and accessions to such assets);
(i)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date; provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); and (iii) the Indebtedness secured thereby is permitted by Section 7.05;
(j)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);
(k)    Liens that are contractual, statutory or common law provision relating to banker’s liens, rights of set-off, rights of pledge or similar rights and remedies (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or investment or securities accounts, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(l)    Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;
(m)    Liens arising under master netting agreements and other Swap Contracts to hedge exposure to currency and interest rate risks entered into in the ordinary course of business and not for speculative purposes;
(n)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(o)    Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect;
(p)    any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial

Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;
(q)    Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Guarantor;
(r)    Liens arising in connection with any Securitization, provided that such Liens do not encumber any assets other than the receivables or other assets being financed, the property securing or otherwise relating to such receivables or other assets, and the proceeds thereof;
(s)    Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business;
(t)    [Reserved];
(u)    Liens arising in connection with any Sale Lease-Back Transaction, provided that (i) such Sale Lease-Back Transaction involves a lease for a term of not more than three years, (ii) such Sale Lease-Back Transaction is between the Borrower and one of its Restricted Subsidiaries, or between any of its Restricted Subsidiaries or (iii) the Borrower or any of its Restricted Subsidiaries applies an amount equal to the net proceeds of such Sale Lease-Back Transaction within 365 days after such Sale Lease-Back Transaction to any of (or a combination of) (A) the prepayment or retirement of bonds, notes, debentures or similar instruments or Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that by its terms matures more than 12 months after its creation or (B) the purchase, construction, development, expansion or improvement of properties or facilities that are used in or useful to the business of the Borrower or any of its Restricted Subsidiaries;
(v)    Liens on Collateral securing Indebtedness incurred pursuant to Section 7.05(f); provided that, the applicable holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into the applicable Intercreditor Agreement;
(w)    Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $500,000,000 and (ii) 15.0% of Consolidated Total Assets; provided that during the Collateral Period (i) Liens incurred in reliance on this clause (w) on property that does not constitute Collateral shall not exceed $200,000,000 in the aggregate at any time outstanding and (ii) to the extent any such Liens are on Collateral, the applicable holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into the applicable Intercreditor Agreement;
(x)    [Reserved];
(y)    in the case of any non-wholly owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(z)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(aa)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(bb)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(cc)    ground leases in respect of Real Estate Assets on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(dd)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(ee)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(ff)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(gg)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;
(hh)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(ii)    Liens disclosed as an exception to a Title Policy;
(jj)    Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;
(kk)    Liens on cash and cash equivalents securing obligations under master netting agreements and other Swap Contracts permitted hereunder; and
(ll)    Liens on cash collateral securing any letters of credit in an aggregate face amount at any time outstanding not to exceed $25,000,000.
7.02    Fundamental Changes. The Borrower and each Restricted Subsidiary shall not: merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the assets of itself and its Restricted Subsidiaries (whether now owned or hereafter acquired), to or in favor of any Person; provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into or consolidate with the Borrower or a Restricted Subsidiary, if (A) the Borrower or such Restricted Subsidiary (which Restricted Subsidiary shall have assumed the Obligations of the applicable Guarantor by operation of Law or through assumption documents satisfactory to the Administrative Agent to the extent a Guarantor is merged with or into or consolidated with such Restricted Subsidiary and such Guarantor is not the surviving Person) is the surviving Person or (B) if the Borrower or the applicable Restricted Subsidiary, as the case may be, is not the surviving Person, (x) all Obligations of the Borrower or the applicable Guarantor, as the case may be, shall have been expressly assumed by the surviving Person in a written instrument in form and substance reasonably satisfactory to the Administrative Agent (y) the surviving Person shall be a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia~~)~~  and (z) such corporation shall have delivered to the Administrative Agent and the Lenders such legal opinions as the Administrative Agent may reasonably request in connection with the matters specified in the preceding clauses (x) and (y), provide such documentation and information as each Lender or the Administrative Agent reasonably requests in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (ii) the Borrower or a Restricted Subsidiary may (A) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation in the United States (if all Obligations shall have been assumed by such Restricted Subsidiary by operation of Law or through assumption documents reasonably satisfactory to the Administrative Agent), and (B) reincorporate under the laws of the United States, any state thereof or the District of Columbia but must in each case promptly notify the Administrative Agent thereof and (iii) any Restricted Subsidiary may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Restricted Subsidiary. Notwithstanding the foregoing, none of the Borrower or any of its Restricted Subsidiaries will Dispose of (x) Reddit Intellectual Property or (y) Material Intellectual Property to any Person that is not the Borrower or a Restricted Subsidiary in reliance on this Section 7.02 (other than, solely in the case of clause (y) above and solely to the extent otherwise permitted pursuant to this Section 7.02, Dispositions of Material Intellectual Property for fair market value in an aggregate amount not to exceed the greater of $100,000,000 and 10.0% of Consolidated Total Assets).
7.03    Use of Proceeds.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board of Governors.
(b)    The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not, and will not permit any of its Subsidiaries to, use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing or Letter of Credit or lend, contribute to or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to finance an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person by the Borrower or any of its Subsidiaries in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction by the Borrower or any of its Subsidiaries with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or in any manner that would result in the violation of any Sanctions applicable to the Loan Parties.

7.04    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Restricted Subsidiaries, except:
(a)    any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Restricted Subsidiary of the Borrower, and any non-wholly-owned Restricted Subsidiary may make Restricted Payments to the Borrower or any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;
(b)    the Borrower may declare and make dividends payable solely in additional shares of Borrower’s Equity Interests and may exchange Equity Interests for its Equity Interests (other than, in each case, Disqualified Equity Interests);
(c)    the Borrower may (x) repurchase fractional shares of its Equity Interests, or make cash payments in lieu of the issuance of fractional shares, arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities (including the Convertible Notes) or exercises of warrants, options or restricted stock units, (y) “net exercise” or “net share settle” warrants, options or restricted stock units or (z) so long as no Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants, options or restricted stock units to purchase its Equity Interests;
(d)    the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and the Restricted Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;
(e)    the Borrower may declare or make Restricted Payments not otherwise permitted under this Section 7.04, so long as no Event of Default then exists or would result therefrom, in an aggregate amount not to exceed $100,000,000;
(f)    following an IPO, the Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment with respect to such repurchase would otherwise be permitted under clause (g) of this Section 7.04 at the time such agreement is entered into and at the time such payment is made;
(g)    the Borrower may declare or make Restricted Payments if, after giving pro forma effect to such Restricted Payment (i) prior to an IPO, the Borrower and its Restricted Subsidiaries have Liquidity of at least $500,000,000 and the Senior Leverage Ratio does not exceed 3.00 to 1.00 and (ii) following an IPO, the Borrower and its Restricted Subsidiaries have Liquidity of at least $500,000,000; and
(h)    the Borrower may make Restricted Payments:
(i)    for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a group filing a consolidated, combined or similar income tax return with any Parent Entity, to such Parent Entity to pay any consolidated, combined or similar income taxes for which such Parent Entity is liable that are attributable to the income of the Borrower and/or such Subsidiaries; provided that (i) the amount of any such Restricted Payments made with respect to any taxable period shall not exceed the amount of such income taxes that the Borrower and/or such Subsidiaries (as applicable) would have been required to pay if the Borrower and/or such Subsidiaries had paid such tax on a separate company basis or a separate group basis (as applicable) for all relevant taxable periods, (ii) any such Restricted Payments attributable to income of an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose and (iii) with respect to any taxable period (or portion thereof) ending prior to the Closing Date, distributions otherwise permitted under this definition shall be permitted only to the extent such tax distributions relate to income or similar tax audit adjustments that arise after the Closing Date;
(ii)    the proceeds of which shall be used by any Parent Entity hereunder to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of any Parent Entity attributable to the ownership or operations of the Borrower and its Subsidiaries;
(iii)    the proceeds of which shall be used by any Parent Entity to pay franchise or similar taxes and other fees and expenses required to maintain its corporate existence;
(iv)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries; and
(v)    to allow any Parent Entity to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by any Parent Entity that is directly attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries.
Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will Dispose of or declare or make a Restricted Payment of (x) Reddit Intellectual property or (y) Material Intellectual Property to any Person that is not the Borrower or a Restricted Subsidiary in reliance on this Section 7.04 (other than, solely in the case of clause (y) above and solely to the extent otherwise permitted pursuant to this Section 7.04, Dispositions or Restricted Payments of Material Intellectual Property for fair market value in an aggregate amount not to exceed the greater of $100,000,000 and 10.0% of Consolidated Total Assets).
7.05    Indebtedness. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under any Loan Document;
(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.05 to the Disclosure Letter and any Permitted Refinancing thereof;
(c)    Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary, so long as, (i) in the case of guarantee provided by a Loan Party in respect of Indebtedness of a

Subsidiary that is not a Loan Party, such guarantee is in the ordinary course of business and (ii) a Subsidiary that is not a Loan Party shall not guarantee any Indebtedness for borrowed money of any Loan Party;
(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person for non-speculative purposes and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)    other Indebtedness (including any Permitted Refinancing thereof) of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed (i) $1,000,000,000 plus (ii) an additional amount so long as the Senior Leverage Ratio does not exceed 3.00 to 1.00, determined on a pro forma basis after giving effect to the Indebtedness incurred pursuant to clause (ii) hereof (but excluding, for purposes of calculating the leverage ratio under this clause (e), any Indebtedness incurred pursuant to clause (i) hereof and any Convertible Notes incurred pursuant to Section 7.05(u), in each case, substantially concurrently or as part of the same transaction or series of related transactions), as of the most recently ended period for which financial statements have been delivered and, in each case of this clause (e), treating (x) any new commitments incurred on such date (or, in the case of a Limited Conditionality Acquisition, to be incurred in connection with such Acquisition) and (y) any such Indebtedness consisting of a revolving credit facility in each case as fully drawn; provided, that, in the case of any such Indebtedness the proceeds of which are to be used primarily to consummate a Limited Conditionality Acquisition substantially concurrently with the issuance or incurrence of such Indebtedness, the Senior Leverage Ratio shall be determined on the date the acquisition agreement with respect to such Limited Conditionality Acquisition is signed and not on the date such Indebtedness is incurred or issued; provided, that, any Indebtedness incurred pursuant to this clause (e) shall have terms and conditions (excluding any collateral, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption terms) that, taken as a whole, shall not be materially less favorable (taken as a whole) to the Loan Parties than those applicable to the Commitments (taken as a whole), as determined in good faith by the board of directors of Borrower (except for covenants or other provisions applicable only to periods after the Maturity Date);
(f)    Incremental Equivalent Debt; provided that it shall be a condition precedent to the effectiveness of any Incremental Equivalent Debt that (x) after giving effect thereto, the Incremental Amount does not exceed the Available Increase Amount, and (y) no Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Incremental Equivalent Debt;
(g)    Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements of Borrower or any Restricted Subsidiary;
(h)    Indebtedness in respect of bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Borrower or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(i)    Indebtedness representing the financing of insurance premiums in the ordinary course of business;
(j)    Indebtedness in respect of finance leases (inclusive of build to suit accounting under ASC 840), Synthetic Lease Obligations, purchase money obligations and other obligations the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof (provided that the amount of such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, amendment or extension) and Sale Lease-Back Transactions, in an aggregate principal amount at any time outstanding not to exceed $250,000,000;
(k)    Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to subordination terms reasonably acceptable to the Administrative Agent;
(l)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business or in connection with an Acquisition or other investment;
(m)    Indebtedness of the Borrower and the Restricted Subsidiaries assumed in connection with any Acquisition, together with any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that (i) such Indebtedness is not incurred in contemplation of such Acquisition and (ii) both immediately prior to and after giving effect to the assumption of such Indebtedness and the incurrence of all Indebtedness resulting from any Permitted Refinancing thereof, no Default shall exist or result therefrom;
(n)    Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims or with respect to host protection insurance programs for which the host is a beneficiary;
(o)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit and securities accounts arising in the ordinary course of business;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, such Indebtedness is extinguished within 30 days after its incurrence;
(q)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(r)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(s)    unsecured Indebtedness of the Borrower or any of its Subsidiaries (which may consist of promissory notes issued by the Borrower or any of its Subsidiaries) to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any parent thereof permitted by Section 7.04; provided, such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to terms reasonably satisfactory to the Administrative Agent;
(t)    surety bonds, guarantees, insurance or similar instruments allowable to meet the safeguarding requirements of Payments and Electronic Money Institution regulators with the purpose of enabling greater utilization of cash held on behalf of customers for working capital purposes;
(u)    following an IPO, Indebtedness in the form of Convertible Notes in an aggregate principal amount not to exceed $1,750,000,000; and
(v)    allowances for tenant improvements in the ordinary course of business.
Notwithstanding anything to the contrary herein, (i) the aggregate outstanding principal amount of Indebtedness that is either incurred by non-Guarantor Restricted Subsidiaries or secured by a Lien incurred pursuant to Section 7.01(r) or (u) shall not exceed the greater of (i) $100,000,000 and (b) 10.0% of Consolidated Total Assets and (ii) the aggregate amount of Indebtedness incurred under Section 7.05(b) (with respect to Permitted Refinancings only), Section 7.05(e) or Section 7.05(f) and Permitted Refinancings thereof that has either a final maturity date that is earlier than the date that is 91 days after the Maturity Date or a weighted average life to maturity less than the Maturity Date shall not exceed (a) $250,000,000 plus (b) an additional amount if, after giving pro forma effect to the incurrence of such Indebtedness, the Senior Leverage Ratio does not exceed 2.50 to 1.00 (this clause (ii), the “Inside Maturity Basket”).
7.06    Affiliate Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate), except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries, (c) transactions approved by a majority of the disinterested directors of the Borrower’s board of directors or as in accordance with the Borrower’s related party transaction policy, (d) any transaction involving amounts less than $1,000,000 individually and $10,000,000 in the aggregate, (e) any Restricted Payment permitted by Section 7.04, (f) any transaction existing on the Closing Date and set forth on Schedule 7.06 to the Disclosure Letter or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect and (h) loans and other transactions by the Borrower and its Restricted Subsidiaries to the extent not prohibited by this Article VII.
7.07    Burdensome Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement, prohibition, or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition), (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 7.05; provided that such restrictions and conditions are customary for such Indebtedness, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or restrictions imposed by the terms of a permitted Lien on the property subject to such permitted Lien, (x) the foregoing shall not apply to transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 to the Disclosure Letter or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect, (xi) the foregoing shall not apply to restrictions that are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (xii) the foregoing shall not apply to customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary.
7.08    Financial Covenant. As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2021, the Borrower shall have Liquidity of at least $250,000,000 (the “Liquidity Covenant”).
7.09    Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:
(a)    Investments in cash, cash equivalents and Permitted Investments;
(b)    Investments outstanding on the date hereof and listed on Schedule 7.09 to the Disclosure Letter;
(c)    Investments by the Borrower or any Restricted Subsidiary in any other Restricted Subsidiary;
(d)    payroll, travel, moving, entertainment and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(e)    loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $10,000,000;
(f)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Borrower or any Parent Entity;
(g)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;
(h)    other Investments if, after giving pro forma effect to such Investment (i) prior to an IPO, the aggregate principal amount of Committed Loans then outstanding plus the aggregate amount of LC Disbursements that have not been reimbursed within one Business Day by or on behalf of the Borrower at such time shall not exceed 25% of the aggregate principal amount of Commitments and (ii) following an IPO, the Borrower and its Restricted Subsidiaries have Liquidity of at least $375,000,000;
(i)    Investments not otherwise permitted by the foregoing provisions of this Section 7.09 in an aggregate outstanding amount for all such Investments under this clause (j) not to exceed $125,000,000;
(j)    on or following an IPO, loans or advances to directors and employees of the Borrower or any Subsidiary made to satisfy tax obligations relating to the vesting, settlement or exercise of Equity Interests or rights;
(k)    following an IPO, any Permitted Call Spread Option;
(l)    Investments consisting of Swap Contracts;
(m)    Investments consisting of trade receivables in the ordinary course of business;
(n)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and in good faith settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(o)    lease, utility and other similar deposits in the ordinary course of business;
(p)    Investments in or relating to a Restricted Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Securitization or any obligation in respect of a Securitization in connection therewith (including the contribution or lending of cash equivalents to Restricted Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves); and
(q)    Investments made as a result of the receipt of noncash consideration from any Disposition of any asset of the Borrower or a Restricted Subsidiary.
Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will make an Investment of (x) Reddit Intellectual Property or (y) Material Intellectual

Property to any Person that is not the Borrower or a Restricted Subsidiary in reliance on this Section 7.09 (other than, solely in the case of clause (y) above and solely to the extent otherwise permitted pursuant to this Section 7.09, Investments of Material Intellectual Property for fair market value in an aggregate amount not to exceed the greater of $100,000,000 and 10.0% of Consolidated Total Assets).
7.10    Change Line of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.
7.11    Change in Fiscal Year . The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (with respect to the Borrower’s or any Guarantor’s existence), or Article VII; or
(c)    Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the receipt by the Borrower of notice from the Administrative Agent or any Lender thereof; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect when made or deemed made; or
(e)    Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Specified Indebtedness or the beneficiary or beneficiaries of any Specified Indebtedness constituting a Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity, or such Specified Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined, but which shall not under any circumstances include any “Additional Termination Event” (however described)) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and (x) the Borrower or such Restricted Subsidiary is required to make a payment in connection with such Termination Event, (y) the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount, and (z) the Borrower or such Restricted Subsidiary shall fail to make such payment within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; provided that this clause (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in a transaction permitted hereunder, (ii) any redemption, repurchase, conversion, exchange, settlement or event with respect to any Convertible Notes pursuant to its terms (or the occurrence of any event that permits such redemption, repurchase, conversion, exchange or settlement) unless such redemption, repurchase, conversion, exchange or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (other than any such payment requirement or termination resulting from an Early Termination Date); or
(f)    Inability to Pay Debts; Insolvency Proceedings, Etc. The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or the Borrower or any of its Restricted Subsidiaries institutes or consents to the institution of any case or proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Restricted Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any case or proceeding under any Debtor Relief Law relating to the Borrower or such Restricted Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Restricted Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such case or proceeding; or
(g)    Judgments. There is entered against the Borrower or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii)

there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(h)    ERISA. An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events and Foreign Plan Events that have occurred, has resulted in or could reasonably be expected to result in a Material Adverse Effect; or
(i)    Invalidity of Loan Documents. Any Loan Document (or any material provision thereof), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or a Guarantor contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(j)    Change of Control. There occurs any Change of Control; or
(k)    Guarantee. The guarantee contained in Article X shall cease, for any reason, to be in full force and effect or the Borrower or any Guarantor shall so assert in writing; or
(l)    Collateral. During the Collateral Period (i) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or the Lien securing the Secured Obligations shall cease to constitute first priority security interests (subject to Liens permitted by Section 7.01) or (ii) the Borrower or any of its Subsidiaries shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents.
Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary shall be deemed to include only any Restricted Subsidiary that is not an Immaterial Subsidiary.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    if the Loans have been declared due and payable pursuant to clause (b) above, demand cash collateral pursuant to Section 2.14(j);
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Restricted Subsidiary under the Bankruptcy Code or any other applicable

Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.14(j). No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations (and proceeds of Collateral) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and Letter of Credit fees on the Loans, LC Disbursements and other Obligations under the Loan Documents, ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and reimbursement obligations in respect of Letters of Credit (including to cash collateralize outstanding Letters of Credit), Secured Obligations then owing under Secured Cash Management Obligations and Secured Swap Obligations and all other Secured Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above and/or the similar provisions in the other Loan Documents.
Subject to Sections 2.14(b), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Secured Cash Management Obligations or Secured Swap Obligations.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions (including, for the avoidance of doubt, pursuant to Section 11.18) on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions, other than Section 9.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders and Issuing Banks, without the necessity of any notice to or further consent from the Lenders or Issuing Banks, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document. The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied or (express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties) and additionally each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. Neither the Administrative Agent nor any Arranger shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct (which gross negligence or willful misconduct shall be as determined by a court of competent jurisdiction in a final, non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Neither the Administrative Agent nor any Arranger shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or Participant is a Disqualified Lender or Affiliated Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender or Affiliated Lender. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the consent Borrower (not to be unreasonably withheld or delayed) unless a Specified Event of Default shall have occurred and be continuing to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07    Non-Reliance on Administrative Agent and Other Lenders; Payments. (a) Each Lender and each Issuing Bank expressly acknowledges that neither the Administrative Agent nor any of the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or any of the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of the Arrangers to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent or any of the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, or any other Lender or any Issuing Bank, or any of their Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, or any Issuing Bank, or any other Lender or any of their Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
(b) (i) Each Lender and Issuing Bank hereby further agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.07(b) shall be conclusive, absent manifest error.
(ii)    Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion therefor) as to which such demand was made in same day funds, together with interest thereon in respect of each day from including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)    Each party’s obligations under this Section 9.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
9.09    Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01 and without limiting or expanding the obligation of any Loan Party to do so) against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), in each case, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09. The agreements in this Section 9.09 shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, for purposes of this Section 9.09, the term “Lender” shall include any Issuing Bank.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
9.11    Agent Discretion. Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, to the extent any such Loan Document grants any Agent Party discretion to act or refrain from acting without the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03), such Agent Party shall nonetheless be entitled to request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03) as to the matter over which such Agent Party has been granted discretion, and no Agent Party shall be required to exercise or be liable for failure to exercise such discretion until such time as it has obtained the requested direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03).
9.12    Posting of Communications. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(a)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(b)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(c)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.

Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(d)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE X
GUARANTY
10.01    Guarantee. In order to induce the Administrative Agent, the Lenders and each Issuing Bank to execute and deliver this Agreement, make or maintain the Loans and issue the Letters of Credit, as applicable, and to induce each counterparty to any Swap Contract the obligations under which constitute Secured Swap Obligations to enter into such Swap Contract, and in considerationof all of the foregoing, each Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, and such Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Termination Date, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.
Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Secured Party on account of its liability under this Article X, it will notify the Administrative Agent and such other Secured Party, as applicable, in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by the Borrower or any other Person or received or collected by any Secured Party from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Guarantor under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Secured Obligations until, subject to Section 10.05, the Termination Date.
10.02    No Subrogation. Notwithstanding any payment made by any Guarantor pursuant to this Article X or any set-off or application of funds of such Guarantor by any Secured Party in connection with the guarantee contained in this Article X, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor under this Article X, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured

Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the Termination Date.
10.03    Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated under this Article X notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the Secured Obligations made by any Secured Party may be rescinded by such Secured Party, as applicable, and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by such Secured Party, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Article X or any property subject thereto.
10.04    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Secured Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower or any Guarantor, on the one hand, and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or the Borrower with respect to the Secured Obligations. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Secured Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) the legality under applicable Laws of repayment by the Borrower of the Secured Obligations or the adoption of any requirement of law purporting to render any Secured Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the Borrower) which may at any time be available to or be asserted by such Guarantor against any Secured Party, (d) any change in ownership of the Borrower, any merger or consolidation of the Borrower into another Person or any loss of the Borrower separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Secured Obligations, or of any Guarantor under the guarantee contained in this Article X in bankruptcy or in any other instance. When any Secured Party is pursuing its rights and remedies under this Article X against any Guarantor, any such Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor.
10.05    Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded, avoided, or must otherwise be restored or returned by any Secured Party upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
10.06    Payments. Each Guarantor hereby agrees that any payments in respect of the Secured Obligations pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.
10.07    Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article X are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not the Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to such Guarantor.
10.08    Customer Obligations. Each Secured Party acknowledges and agrees that it shall have no equitable or beneficial interest in any cash held in trust for the benefit of customers and/or as eligible securities that are held pursuant to section 2081 of the California Financial Code by any Guarantor, and any such money in its possession at any time is, and at all times shall remain, the property of the relevant customer, and shall not, in the event of a bankruptcy or similar proceeding involving any Guarantor, become property of any Guarantor’s bankruptcy or other estate.
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and the Borrower, and acknowledged by the Administrative Agent and each Issuing Bank, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)    change Section 2.11 or Section 8.03 (or similar “waterfall” provisions in the other Loan Documents) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change Section 2.14 or Section 2.15 without the consent of the Administrative Agent and each Issuing Bank;
(g)    subject to Section 11.18 (in which case such release may be made by the Administrative Agent acting alone), release the value of all or substantially all of the guaranty contained in Article X without the written consent of each Lender;
(h)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or, subject to the penultimate sentence of this Section 11.01, the Lenders of any class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(i)    subject to Section 11.18 (in which case such release may be made by the Administrative Agent acting alone), release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents);
(j)    extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the written consent of each Lender directly affected thereby;
(k)    contractually subordinate the Obligations (including any guarantee thereof) or the Administrative Agent’s Lien on all or substantially all of the Collateral without the written consent of each Lender; or
(l)    permit the Borrower to incur Loans in additional currencies, including pursuant to Section 1.09, without the written consent of each Lender, or in the case of Letters of Credit, without the consent of the Administrative Agent and the applicable Issuing Bank;
and, provided further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank under this Agreement without the prior written consent of the Administrative Agent or each Issuing Bank, as the case may be, in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of

Lenders holding Loans of a particular class (but not the Lenders holding Loans of any other class) or Commitments may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at such time, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) in connection with an amendment that addresses solely a re-pricing transaction in which any Commitments and/or Loans are refinanced with a replacement class of commitments and/or loans bearing (or is modified in such a manner such that the resulting commitments and/or loans bear) a lower yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) and which may include other customary technical amendments related thereto, including providing that such replacement commitments and/or loans may have a prepayment premium in connection therewith) (a “Permitted Repricing Transaction”), only the consent of the Lenders holding Commitments and/or Loans subject to such Permitted Repricing Transaction that will continue as a Lender in respect of the repriced Commitments and/or Loans or modified Commitments and/or Loans shall be required for such Permitted Repricing Transaction.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
11.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; provided that any Loan Party shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Loan Party, the Borrower), provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided that such indemnity shall not be available as to any Indemnitee (as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04    Expenses; Indemnity; Limitation of Liability.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Arranger or any Lender (~~(~~including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent, each Issuing Bank, the Arrangers and one, and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (such jurisdiction, the “Applicable Jurisdiction”) (and, in the case of an actual or perceived conflict of interest where the Administrative Agent and/or its Affiliates, each Issuing Bank and/or the Arrangers affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Person and, if reasonably necessary, a single local counsel in each Applicable Jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities, penalties, and related expenses ((including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel for the Indemnitees, taken as a whole, in each Applicable Jurisdiction) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Indemnitee and, if reasonably necessary, another local counsel in each Applicable Jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment, (y) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) arising from any dispute between or among Indemnitees that does not involve any act or omission by the Borrower or its Subsidiaries as determined by a court of competent jurisdiction in a final non-appealable judgment, other than any proceeding against the Administrative Agent or any Arranger, in each case acting in such capacity. All amounts due under this Section 11.04(b) shall be paid within thirty (30) days after written demand therefor (together with reasonable backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment, to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 11.04(b). This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Bank or any Related Party of any of the foregoing, but without releasing the Borrower from its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or each Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable law, (i) no Loan Party shall assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof to the extent permitted by applicable law and (ii) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), each Issuing Bank, the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use others of any information or other materials distributed (including, without limitation, personal data) through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment; provided that, nothing in this Section 11.04(d) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.04(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than 30 days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently avoided, invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any case or proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) pursuant to Section 9.10 hereof, (ii) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (iii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iv) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Arrangers, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) in the case of an assignment (i) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (ii) pursuant to Section 9.10, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and the last sentence of this subsection (b)(iii) and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required. Notwithstanding the foregoing, the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received written notice thereof.
(iv)    Assignment and Assumption. Other than in connection with an assignment pursuant to Section 9.10, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (each, an “Affiliated Lender”).
(vi)    No Assignment to Certain Persons. No such assignment shall be made to (i) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Disqualified Lender or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the

Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender (with respect to such Issuing Bank or Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or any other Person, at any time sell participations to any Person (other than a natural person, a Disqualified Lender or an Affiliated Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall continue to deal solely and directly, with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.01(b), (c), (d), (g) or (h) that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (it being understood that the documentation required under Section 3.01(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it sells a participation and the principal amounts (and related stated interest amounts) of each such Participant’s interest in the Commitments, Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other relevant central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    [Reserved].
(h)    Disqualified Lenders.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the applicable Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitment; provided that proceeds of Loans may not be used for such purpose and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the court hearing such proceeding (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (other than portfolio companies) and to its and its Related Parties on a need-to-know basis, in each case, who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who are and have been advised to keep the same confidential~~)~~, (b) to the extent required or requested by any regulatory authority having jurisdiction over it or any of its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided, unless prohibited by applicable Law or court order each of the Administrative Agent, Issuing Bank and Lenders, as applicable, shall make reasonable efforts to notify the Borrower of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine audits and examination of such Person by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof, (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations ((in which case, except with respect to any routine audit or examination conducted by the bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority) to the extent such disclosure only relates to Information unique to the Borrower, the Administrative Agent, such Issuing Bank or such Lender shall promptly notify the Borrower in writing, in advance, and give the Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent practical and not prohibited by law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Securitization, swap or derivative transaction relating to the Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to the Borrower and its Obligations, in each case, prior to an IPO and so long as no Specified Event of Default has occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that such consent shall not be required to the extent such assignee or Participant is a Lender, an Affiliate of a Lender or an Approved Fund, (g) with the consent of the Borrower, (h) to rating agencies or, on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or (z) to the extent that such Information is independently developed by the Administrative Agent, any Lender or any Issuing Bank. In addition, the Administrative Agent may disclose the existence of this Agreement and information about this Agreement to (i) service providers to the lending industry and service providers to the Administrative Agent, in each case, (x) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are and have been advised to keep the same confidential and (y) to the extent required in connection with the administration of this Agreement, the other Loan Documents and the Commitments and (ii) following an IPO, to market data collectors.
For purposes of this Section 11.07, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary; provided that all information received after the Closing Date from or on behalf of the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, each Issuing Bank and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Securities Laws.
Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and their respective Affiliates shall not, directly or indirectly, use the name of the Borrower or its Affiliates in any publicity, advertising or other media and may not issue a press release or otherwise publicize to any person, directly or indirectly, orally or in writing, any information related to the existence of this Credit Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof; provided that such party may repeat information about the transactions contemplated hereby that has been publicly disclosed by the Borrower and no additional information can be publicized.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Issuing Bank or such Lender, irrespective of whether or not such Issuing Bank or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Issuing Bank or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Issuing Bank and each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Issuing

Bank and each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts: This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and the Engagement Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)    Electronic Execution: Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to this Agreement), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the reasonable request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.11    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or Obligation payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.04, 3.05, 11.04, 11.09 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Term Benchmark Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders pursuant to Section 11.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to ~~an~~ be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 11.13 to the contrary, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts required by Section 2.14(c) and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT

SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that (except, with respect to clauses (ii) and (iii) below, as expressly set forth in any other engagement agreement between the Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Lender or any Arranger, on the other hand): (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof);

(ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Lender nor any other Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Lenders or the Arrangers have advised or are currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, any Lender nor any other Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lender nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
11.17    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
11.18    Release of Liens and Guarantees.
(a)    A Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or (2) upon the request of the Borrower, upon any Guarantor becoming an Excluded Subsidiary (other than as a result of becoming a non-wholly-owned Subsidiary).
(b)    Upon (i) any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral or the release of any Loan Party from its Guarantee hereunder pursuant to Section 11.01, the security interests in such Collateral created by the Collateral Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(c)    The Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(h) and 7.01(r), to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent~~)~~. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interests in particular types or items of property or to release any Guarantor from its obligations under the Guarant~~y~~ee pursuant to this Section 11.18. The Administrative Agent shall be entitled to rely on an officer’s certificate of the Borrower (including as to its authority hereunder) in connection with the matters described in this Section 11.18, which shall be delivered to the Administrative Agent by the Borrower upon reasonable request.
(d)    Upon the occurrence of a Collateral Release Event, the Administrative Agent shall promptly release the Liens and security interests in the Collateral, all at the expense of the Loan Parties. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
11.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a

“Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
11.21    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(Remainder of Page Intentionally Left Blank)

Exhibit B
Form of Committed Loan Notice
(Attached hereto)

EXHIBIT B
FORM OF COMMITTED LOAN NOTICE1
Date: [●], 20[●]
To: JPMorgan Chase Bank, N.A., Inc., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit and Guarantee Agreement, dated as of October 8, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Reddit, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
The undersigned hereby requests (select one):
☐ A Borrowing of Committed Loans              ☐ A conversion or continuation of Loans
1.    On _________________ (a Business Day).
2.    In the amount of $______________.
3.    Comprised of: [Term Benchmark Loans][ABR Loans][SONIA Loans]
[Type of Committed Loan]
4.    Denominated in:
[U.S. Dollars or Foreign Currency]
5.    [With an Interest Period of                months.]2
[After giving effect to the Borrowing requested hereby, (x) the Dollar Equivalent of the Total Outstandings of the Lenders does not exceed the Aggregate Commitments and (y) the Dollar Equivalent of the Total Outstandings of the Lenders borrowed in Alternative Currencies does not exceed the Alternative Currency Sublimit] 3
1 Must be delivered (i) in the case of Term Benchmark Loans in USD, prior to 11:00 a.m. New York City time 3 U.S. Government Securities Business Days prior to the requested Borrowing Date, (ii) in the case of Term Benchmark Loans in Euros, not later than 12:00 p.m. New York City time, 3 Business Days prior to the requested Borrowing Date, (iii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date, (iv) in the case of Term Benchmark Loans denominated in an Alternative Currency (other than Euros), prior to 12:00 p.m., New York City time, 4 Business Days prior to the requested Borrowing Date and (iv) in the case of SONIA Loans denominated in Sterling, not later than 12:00 p.m., New York City time, 5 Business Days prior to the requested Borrowing Date).
2 Include for Term Benchmark Loans.
3 Include for any Borrowing of Loans.

REDDIT, INC.

By:
Name:
Title: